Exhibit 99.2

EXECUTION COPY

Dated October 26, 2012

BNP Paribas

– and –

Inverbeg Shipping Limited

Nominated Affiliate Deed

THIS NOMINATED AFFILIATE DEED (this “Deed”) is made on 26, October 2012

BETWEEN:

(1)
BNP Paribas, a company incorporated in France as a société anonyme, having its registered office at 16 Boulevard des Italiens, Paris (75009), France and registered with the Companies Registry of Paris under number 662 042 449 RCS (the “Bank”); and

(2)
Inverbeg Shipping Limited, a limited company incorporated in Bermuda with registered number 46784 and whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (“Inverbeg”).

RECITALS:

(A)	Torm A/S has proposed a restructuring agreement pursuant to which it will issue New Equity to various stakeholders.

(B)
The draft restructuring agreement provides for the appointment by the Bank of any person (whether or not an affiliate of the Bank) as its Nominated Affiliate, such that all or part of the Bank’s entitlement to the New Equity will be issued to the Nominated Affiliate instead of the Bank.

(C)	The Bank wishes to appoint Inverbeg as its Nominated Affiliate, and Inverbeg wishes to accept such appointment on the terms set out in this Deed.

IT IS AGREED as follows:

1.   Definitions and Interpretation

1.1   In this Deed capitalised words and phrases used but not defined herein shall have the meaning set out in the Redacted Restructuring Agreement the following words and phrases shall have the meanings set out below:

“Business Day” means any day on which banks are customarily open in London, excluding any Saturday, Sunday or public holiday;

“Controlling Person” has the meaning given to it in Clause 7.1;

“CSE” has the meaning given to it in Clause 2.6;

“Deferred Consideration” means such deferred consideration as may be determined in accordance with Clause 3.3 and payable under Clause 3.2;

“Disputes” means any disputes or claims which may arise out of or in connection with this Deed (including regarding its existence, validity or termination and any non-contractual obligations or liabilities arising out of it or in connection with it);

“Exchange Act” has the meaning given to it in Clause 7.1;

“Expert” means a person appointed in accordance with Clause 3.4 to resolve any dispute arising under Clauses 3.3 or 3.4;

“Final Taxes Amount” has the meaning given to it in Clause 3.8;

“Group” in relation to a company, that company, its subsidiaries or subsidiary undertakings, any company of which it is a subsidiary (its holding company) or subsidiary undertaking (its parent undertaking) and any other subsidiaries of any such holding company, or subsidiary undertakings of any such parent undertaking; and each company in a group is a member of the group. Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time;

“Indemnified Tax” has the meaning given to it in Clause 3.6;

“Proceedings” means any proceedings, suit or action arising out of or in connection with any Disputes or otherwise arising out of or in connection with this Deed (including regarding its existence, validity or termination and any non-contractual obligations or liabilities arising out of it or in connection with it);

“Redacted Restructuring Agreement” means the redacted extract of the Restructuring Agreement in the form set out in Schedule 1;

“Restructuring Agreement” means the restructuring agreement dated 2 October 2012 between Torm A/S and others;

“Sale” the sale, transfer or other disposal of an interest in any of the Shares (including without limitation any interest within the meaning of Sections 820-825 of the Companies Act 2006, read as if the word “share” used therein includes the Shares) (whether in one transaction or a Series of transactions) to any person other than another member of Inverbeg’s Group, provided that such member complies with Clause 6;

“Sale Expenses” has the meaning given to it in Clause 3.3;

“Securities Act” has the meaning given to it in Clause 7.1;

“Set-Off Amount” has the meaning given to it in Clause 3.8;

“Shares” means any and all of the New Equity that Inverbeg subscribes pursuant to the New Equity Designation Notice and Subscription Letter;

“Taxes” has the meaning given to it in Clause 3.2;

“Third Party” has the meaning given to it in Clause 7.4;

1.2   In this Deed, the following rules of interpretation apply, unless otherwise specified.

(a)	Company: references to a “company” include any company, corporation or other body corporate.

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(b)	Party: references to a “party” or “parties” are references to a party or parties to this Deed;

(c)
Person: references to a “person” include any individual, firm, partnership, body corporate, unincorporated association, government, state or agency of a state, local or municipal authority or government body, trust, foundation, joint venture or association (in each case whether or not having separate legal personality).

(d)
References to agreements and documents: references to an agreement or document is a reference to that agreement or document as supplemented, varied, amended, modified, novated or replaced from time to time in accordance with its terms, and to any agreement or document executed pursuant thereto.

(e)
Successors, transferees and assigns: a reference to a person (including, without limitation, any party to this Deed) shall include references to his permitted successors, transferees (including by novation) and assigns and any person deriving title under or through him, whether in security or otherwise, any person into which such person may be merged or consolidated, any company resulting from any merger or consolidation of such person and any person succeeding to all or substantially all of the business of that person.

(f)
Statutory provisions: reference to any statute, statutory provision, order, instrument, rule or regulation is to that statute, provision, order, instrument, rule or regulation as amended or re-enacted from time to time, any provision of which it is a re-enactment or consolidation and any order, instrument or regulation made or issued under it.

(g)
Subsidiaries and related terms: the terms “subsidiary”, “subsidiary undertaking”, “parent undertaking”, “holding company”, “financial year”, “director” and “shadow director” have the meanings respectively attributed to them by the Companies Act 2006.

(h)	Day: a reference to a “day” means a period of 24 hours running from midnight to midnight; a reference to a time of day is to London time.

(i)	Headings: headings are for convenience only and shall not affect the interpretation of this Deed.

(j)
Clauses, paragraphs, schedules, exhibits and annexes: references to Clauses, Paragraphs, Schedules, Exhibits and Annexes are to clauses, paragraphs, schedules, exhibits and annexes to this Deed, and references to this Deed include a reference to each of its Schedules, Exhibits and Annexes.

2.	Nominated Affiliate

2.1.
The Bank shall designate Inverbeg as its Nominated Affiliate in accordance with paragraph 18 of the Implementation Plan, and Inverbeg agrees to be so designated in accordance with the terms of this Clause 2.

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2.2.
The Bank shall promptly provide to Inverbeg details of all information relevant to the allocation of New Equity under Part 3 of the Implementation Plan, including without limitation notice of the occurrence of the Signing Meeting, the Closing Notice, the Anticipated Restructuring Effective Date, copies of the relevant Initial Agreed Entitlement Schedules and the Final Agreed Entitlement Schedule.

2.3.
The Bank shall consult with Inverbeg as to the process of agreeing the Initial Agreed Entitlement Schedules And the allocation of the Lender Shares. The Bank shall not agree the allocation of Lender Shares in accordance with paragraph 17.4 of Part 3 (Equity Allocation Mechanics) of Schedule 10 (Implementation Plan) to the Restructuring Agreement unless it has Inverbeg’s prior written consent to do so (such consent not to be unreasonably withheld or delayed).

2.4.
Inverbeg shall not be obliged to sign a New Equity Designation Notice unless it is satisfied (having had access to information sufficient to become so satisfied pursuant to Clauses 2.2 and 2.3) that the number of shares that Inverbeg agrees to subscribe for thereunder (and sign the Subscription List in respect of) will constitute less than five per cent. of the entire registered share capital of Torm A/S immediately after the Share Issuance.

2.5.
The Bank and Inverbeg acknowledge and agree that Inverbeg shall be the absolute legal and beneficial owner of the Shares following the Share Issuance. For the avoidance of doubt, all dividends or other income arising in relation to the Shares shall be for the benefit of Inverbeg, and Inverbeg may exercise any voting or other rights in relation to the Shares in its sole discretion as the absolute beneficial owner.

2.6.
Inverbeg acknowledges that the shares of the Company are listed on the Copenhagen Stock Exchange (the “CSE”) and that American Depositary Receipts representing the shares are quoted on Nasdaq, and that Inverbeg (and not the Bank) will be responsible for complying with any applicable notice or other obligations imposed upon a shareholder in the Company by the CSE, Nasdaq or any applicable securities law of Denmark or the United States.

2.7.
The Bank represents and warrants that the Restructuring Agreement does not contain any provisions which do not appear in the Redacted Restructuring Agreement and which impose obligations or liabilities on Inverbeg as a result of Inverbeg becoming the Nominated Affiliate of the Bank, subscription for the Shares, or otherwise, or which, if known to Inverbeg would be material to Inverbeg’s decision to enter into this Deed, to become the Nominated Affiliate of the Bank or to subscribe for the Shares.

3.	Consideration

3.1.
Each party makes the promises and undertakings in this Deed in consideration of the promises and undertakings made in this Deed by the other party, including without limitation (i) in the case of the Bank, the obligation to designate Inverbeg as its Nominated Affiliate under and in accordance with Clause 2.1, and (ii) in the case of Inverbeg, the obligation to pay the Deferred Consideration under and in accordance with Clause 3.2.

3.2.	If a Sale occurs, Inverbeg shall pay the Deferred Consideration to the Bank on the fifth Business Day after the later of (i) the proceeds of the Sale having been received

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in cleared funds by Inverbeg or a member of its Group; (ii) Inverbeg having settled the Sale Expenses and Holding Expenses; and (iii) Inverbeg ascertained the amount of any taxes payable by Inverbeg or any member of its Group in connection with the Sale (“Taxes”). If all or part of the consideration paid on any Sale is deferred, the Deferred Consideration will be further deferred in the same proportion and paid within five Business Days of the later of (i) the receipt of such deferred consideration; (ii) Inverbeg having settled the Sale Expenses; and (iii) Inverbeg having ascertained the amount of any Taxes.

3.3.	Subject to the remaining provisions of this paragraph, the Deferred Consideration shall be calculated in accordance with the following formula:

Deferred Consideration =                                           0.85 x (A – B – C)

Where:

"A" means the gross consideration due to the relevant member of Inverbeg’s Group from a Sale (including any deferred consideration, but before deducting any Sale Expenses) together with such sums as the parties or the Expert shall agree as representing the cash value of any benefit or consideration received or receivable otherwise than in cash, to the extent such consideration is attributable to the Shares;

"B" means the reasonable fees, costs and expenses incurred by Inverbeg or any member of its Group wholly and exclusively in respect of such Sale (the “Sale Expenses”); and

"C" means the reasonable fees, costs and expenses incurred by Inverbeg or any member of its Group in connection with its ownership of the Shares, including without limitation custodian fees (the “Holding Expenses”), and which have not been settled by the Bank prior to the Sale;

provided that the Deferred Consideration shall not be less than zero.

3.4.
The Deferred Consideration shall be agreed between Inverbeg and the Bank or, in the absence of agreement within 28 Business Days of the date of the relevant Sale, Inverbeg and the Bank shall jointly instruct the Expert who shall determine and report in writing on the value of the Deferred Consideration in accordance with Clause 5.4. The Deferred Consideration shall be paid in accordance with Clause 3.2.

3.5.	If more than one Sale occurs, then:

(a)	references to a “Sale” or “such Sale” in the definitions of A and B set out in Clause 3.3 shall be construed as meaning “each Sale”; and

(b)	for the avoidance of doubt, any subsequent payment due to the Bank in respect of Deferred Consideration shall not include any sum already paid to the Bank in accordance with Clause 3.2.

3.6.	The Bank covenants with Inverbeg that it shall within three Business Days of demand pay to Inverbeg (or to such other member of Inverbeg’s Group as directed by

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Inverbeg) an amount equal to any Taxes suffered in connection with the receipt of such amount of the gross consideration due on a Sale as corresponds to 0.85 x A (A, for these purposes, being the same amount as provided for in Clause 3.3 above) (an “Indemnified Tax”).

3.7.
All sums payable by the Bank under Clause 3.6 above shall be paid in cleared funds free and clear of any deduction or withholding whatsoever save only as may be required by applicable law. If any such deduction or withholding in respect of tax is required by applicable law the Bank shall be obliged to pay such sum as will after such deduction or withholding has been made leave the same amount as the recipient would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If any sum payable by the Bank under Clause 3.6 above shall otherwise be subject to tax in the hands of the recipient the same obligation to make an increased payment shall apply in relation to such liability to tax as if it were a deduction or withholding required by applicable law.

3.8.
The parties agree that should Inverbeg (in its sole discretion) consider that any Indemnified Tax may arise then Inverbeg shall set off an amount equal to Inverbeg’s then estimate of the amount of such Indemnified Tax from the Deferred Consideration due to the Bank under this Clause 3 (the “Set-Off Amount”). Following final determination of the Taxes due on a Sale (the “Final Taxes Amount”):

(a)	should the Set-Off Amount prove to be higher than the Final Taxes Amount, Inverbeg shall pay an amount equal to the difference between the two amounts to the Bank as soon as reasonably practicable; or

(b)
should the Final Taxes Amount prove to be higher than the Set-Off Amount, the Bank shall, further to the undertaking given by the Bank at Clause 3.6 above, pay an amount equal to the difference between the two amounts to Inverbeg (or to such other member of Inverbeg’s Group as directed by Inverbeg).

3.9.	The Bank agrees to promptly pay all of Inverbeg’s costs and expenses associated with the custody account to which the Shares are credited as and when such costs and expenses fall due.

4.	Inverbeg’s undertakings

4.1.	Inverbeg undertakes with the Bank:

(a)	to notify the Bank of a Sale within 2 Business Days of the Sale occurring;

(b)	to supply on demand such evidence as the Bank reasonably requires to establish whether it is entitled to any Deferred Consideration and the amount;

(c)
not to do or permit any act or event itself or procure that any member of its Group does not permit any act or event which is intended to avoid or reduce any Deferred Consideration payable to the Bank; and

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(d)	not to enter into any Sale unless such Sale is (i) for full value consideration; (ii) to a person other than Inverbeg or a member of its Group; and (iii) conducted in good faith.

4.2.	Nothing in Clause 4.1 shall prevent a director of Inverbeg or any member of its Group from taking any action necessary to fulfil his duties owed to Inverbeg or its Group.

5.	Determination of disputes

5.1.	An Expert is a person appointed in accordance with this Clause to resolve a dispute arising under Clause 3.3 or 3.4.

5.2.	Inverbeg and the Bank shall endeavour to agree on the appointment of an independent Expert and shall agree with the Expert the terms of such appointment.

5.3.
If the parties are unable to agree on an Expert within 14 days of either party serving details of a suggested expert on the other, either party may request the President of the Institute of Chartered Accountants in England and Wales (“ICAEW”) to appoint an appropriately qualified, experienced and reputable Expert, and for the President of ICAEW to agree with the Expert the terms of his appointment.

5.4.
The parties shall use reasonable endeavours to procure that the Expert shall deliver a written decision and give notice (including a copy) of the decision to the parties as soon as possible and within a maximum of 28 days of the matter being referred to him, if possible.

5.5.	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by Clause 5.4 then:

(a)	either party may apply to the President of ICAEW to discharge the Expert and to appoint a replacement Expert with the required qualification, expertise and reputation; and

(b)	this Clause 5 applies in relation to the new Expert as if he were the first Expert appointed.

5.6.
The parties are entitled to make written submissions to the Expert and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

5.7.
To the extent not provided for by this Clause 5 the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

5.8.
Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as the other party reasonably requires to make a submission under this clause.

5.9.	The Expert shall act as an expert and not as an arbitrator. The Expert shall determine any dispute, which may include any issue involving the interpretation of any

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provision of this Deed, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

5.10.
Each party shall bear its own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert directs.

6.	Accession of Group transferee

6.1.
Inverbeg may transfer the Shares or any part of or interest in the Shares to any member of its Group provided that such member accedes to this Deed and agrees to be bound by it as if it were Inverbeg, and agrees to be bound by any obligations of Inverbeg under the New Equity Designation Notice (including, without limitation, Inverbeg’s obligations in paragraph 6(f) of the New Equity Designation Notice to be bound by certain provisions of the Restructuring Agreement).

6.2.	If Inverbeg transfers any interest in the Shares to a member of its Group, it shall promptly give notice of such transfer to the Bank.

7.	Reimbursement and Indemnification

7.1.
The Bank agrees to reimburse Inverbeg, its directors, officers, direct and indirect shareholders, and each person, if any, who controls Inverbeg within the meaning of Section 15 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) or Section 20 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”; each such person in respect of the entity so controlled, a “Controlling Person”), for all reasonable costs or expenses, including the reasonable fees and expenses of lawyers, accountants, investigators and experts, incurred in connection with investigating or defending any claim or action brought or threatened against it relating to Section 15 of the Securities Act or Section 20 of the Exchange Act in connection with Inverbeg holding the Shares. To the extent practicable, Inverbeg shall use reasonable endeavours to seek the prior approval of the Bank for any quote for fees or expenses subject to this Clause 7.1. Notwithstanding the foregoing, the Bank shall not be obliged to reimburse Inverbeg pursuant to this Clause 7.1 in respect of any costs or expenses relating to a claim or action based upon a cause of action that accrued after the day which is one year after the date of the ordinary general meeting of the Company in 2014.

7.2.
The Bank agrees to indemnify and hold harmless Inverbeg’s directors, officers, direct and indirect shareholders and each Controlling Person of Inverbeg, from and against any and all losses, claims, damages, liabilities and judgments that arise out of, or are based upon Section 15 of the Securities Act or Section 20 of the Exchange Act in connection with Inverbeg holding the Shares and that relate to the obligations that Inverbeg agrees to be bound by under this Deed, the Restructuring Agreement, the New Equity Designation Notice or the Subscription List. Notwithstanding the foregoing, the Bank shall not be obligated to indemnify Inverbeg or such other persons pursuant to this Clause 7.2 (i) in an aggregate amount in excess of USD 8,000,000, (ii) in respect of any costs or expenses relating to a claim or action based upon a cause of action that accrued after the day which is one year after the date of the

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ordinary general meeting of the Company in 2014, or (iii) in respect of a claim based upon actions of Inverbeg beyond those taken in compliance with its obligations under this Deed, the Restructuring Agreement, the New Equity Designation Notice or the Subscription List and where Inverbeg has been determined to have acted in bad faith, or with gross negligence, or with wilful misconduct, or in breach of applicable US securities law. For the avoidance of doubt, any obligation of the Bank to indemnify Inverbeg or such other persons pursuant to this Clause 7.2 shall expire once all relevant statutes of limitation and repose (including any relevant tolling periods) have expired.

7.3.
If any claim or action for which reimbursement or indemnification is available under this Clause 7 shall be brought or asserted against Inverbeg or any such other persons, Inverbeg shall promptly notify the Bank thereof in writing; provided that the failure to notify the Bank shall not relieve it from any liability that it may have under this Clause 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defences) by such failure; and provided, further, that the failure to notify the Bank shall not relieve it from any liability that it may have to Inverbeg otherwise than under this Clause 7. If any such proceeding shall be brought or asserted against Inverbeg and it shall have notified the Bank thereof, Inverbeg shall retain counsel reasonably satisfactory to the Bank to represent Inverbeg and any others entitled to indemnification pursuant to this Clause 7 that Inverbeg may designate in such proceeding and the Bank shall pay the costs and expenses of such proceeding and the fees and expenses of such counsel related to such proceeding. It is understood and agreed that the Bank shall not, pursuant to this Clause 7, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified persons, unless an indemnified person shall have reasonably concluded that there may be legal defences available to it that are different from or in addition to those available to one or more other indemnified persons or that representation of all indemnified persons by the same counsel would be inappropriate due to actual or potential differing interests between them, and if reasonably practicable prior notice of such engagement shall be given to the Bank. All such fees and expenses shall be reimbursed as they are incurred and subject to the submission of duly documented invoices.

7.4.
Each person entitled to reimbursement or indemnification under this clause who is not a party to this Deed (each a “Third Party”) shall have the right under the Contract (Rights of Third Parties) Act, 1999, to enforce its rights against the Bank, provided that except to the extent notified by Inverbeg to the Bank in writing, Inverbeg will have the sole conduct of any such action on behalf of the relevant person so reimbursed or indemnified.

8.	Miscellaneous

8.1.
No failure to exercise or delay in exercising any right, power or remedy provided by law or under this Deed shall operate to impair the same or be construed as a waiver of it. No single or partial exercise of any such right, power or remedy shall preclude or restrict any further or other exercise of the same or the exercise of any other right, power or remedy. No waiver of any such right, power or remedy shall constitute a waiver of any other right, power or remedy. Except as expressly provided in this

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Deed, the rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights, powers or remedies provided by law.

8.2.	No consent, variation or waiver in respect of any provision of this Deed shall be effective unless it is agreed in writing and signed by or on behalf of each of the parties.

8.3.
If any provision of this Deed is or becomes or is found by a court or other competent authority to be illegal, invalid or unenforceable in any respect, in whole or in part, under any law of any jurisdiction, that shall not affect or impair the legality, validity and enforceability in that jurisdiction of any other provision of this Deed or the legality, validity or enforceability in any other jurisdiction of that provision or any other provision of this Deed.

8.4.
This Deed (and each amendment, modification, variation or waiver in respect of any provision of it) may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart, once executed and, where relevant, delivered, shall constitute an original of this Deed or the relevant amendment, modification, variation or waiver, but all the counterparts together shall constitute one and the same instrument.

8.5.
Except as expressly provided in Clauses 7.4 and 8.6, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any provision of this Deed. This does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999.

8.6.
Each Third Party may enforce and enjoy the benefits of the provisions of Clause 7 of this Deed in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999 but each such provision may be amended by the parties hereto, without the consent of the Third Parties or any of them, even if such amendment operates to extinguish or alter the entitlement of the Third Parties thereunder.

8.7.
This Deed constitutes the entire agreement and understanding between the parties relating to its subject matter. Accordingly this Deed supersedes all prior oral or written agreements, representations or warranties. Any liabilities for and any remedies in respect of any such agreements, representations or warranties made are excluded, save only in respect of such as are expressly made or repeated in this Deed. No party has entered into this Deed in reliance on any oral or written agreement, representation or warranty of any other party or any other person which is not made or repeated in this Deed. Nothing in this Clause shall operate to exclude liability for any fraudulent statement or act.

8.8.	Nothing in this Deed and no action taken by the parties pursuant to this Deed shall constitute, or be construed as constituting, a partnership between any, some or all of the parties.

8.9.
Each party shall, at its cost, at any time and from time to time, on being reasonably required to do so by the other party, use reasonable endeavours to do and execute or procure to be done and executed all acts, deeds, documents and things reasonably

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within its power, in each case in form reasonably satisfactory to the relevant other party or parties, as such other party or parties may reasonably consider necessary to give full effect to this Deed and to secure to such other party the full benefit of the rights, powers and remedies conferred upon it by this Deed.

8.10.
Neither party shall without the prior written consent of the other party be entitled to and shall not assign all or any of its rights under this Deed, other than, in the case of Inverbeg, to a member of its Group to whom the Shares are transferred in accordance with Clause 6.

9.	Notices

9.1.	Any notice or other communication under this Deed:

(a)	shall be in writing in the English language;

(b)	shall be given in one of the ways referred to in Clause 9.3; and

(c)	shall be sent to the party to whom it is to be given at the applicable address or number, and marked for the attention of the appropriate office or department, if any, provided under Clause 9.3.

9.2.	Any such notice or other communication shall be deemed to be given:

(a)	if delivered in person, or by courier, at the time when it is left at the applicable address provided under Clause 9.3 of the party to whom it is to be given;

(b)
if sent by post (pre-paid first class post, recorded delivery or air mail if to another country) at the opening of local business hours on the third day (in the case of prepaid first class post and recorded delivery) and the fifth day (in the case of air mail) following the day on which it is posted;

(c)	if sent by fax, at the time the sending party receives a transmission report indicating that all pages have been successfully transmitted;

(d)
if sent by an electronic messaging system in respect of which the recipient has given its address details in Clause 9.3, at the time that electronic message is available to be accessed by the recipient party, except that any notice or communication which would, under the above provisions, be deemed to be given outside local business hours shall instead be deemed to be given at the beginning of the next following local business hours. In this Clause 9.3, “local business hours” means 9.00 a.m. to 5.00 P.M. on a day other than a Saturday, Sunday or public holiday in the place where the notice is to be received.

9.3.	For the purposes of Clause 9.1, the address, fax number, electronic messaging system address(es) and marking details of each of the parties are (subject to Clause 9.4) as follows:

The Bank

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Address:	BNP Paribas, ACI : CAT02A1, 16 rue de Hanovre,
75078 Paris Cedex 02, France

Fax number:	+33 1 42 98 43 55

E-mail address:	tgmo.shipping@bnpparibas.com and
morten.gjesdahl@bnpparibas.com

Marking details: All notices and other communications must be marked for the attention of: TGMO Shipping & Offshore

Inverbeg

Address:	c/o Codan Services Ltd, Clarendon House, 2 Church
Street, Hamilton HM 11, Bermuda

Fax number:	+1 (441) 292 4720

E-mail address:	john.denholm@denholm-group.co.uk and
pa.ngsiongtee@kontiki.com.sg

Marking details:	All notices and other communications must be marked
for the attention of: John Denholm and Ng Siong Tee

9.4.
A party may, by notice to the other, change the address, fax number, electronic messaging system address(es) and marking details for notices or other communications to be given to it under this Deed. The change shall take effect on the date stated in the notice or, if later or if no date is stated on the date which is seven days after the notice is deemed given under Clause 9.2.

9.5.	The provisions of this Clause 9 shall not apply to the service of any proceedings or other documents in any legal action.

10.	Confidentiality

10.1.
Each party undertakes that it shall not at any time/at any time during the duration of this Deed, and for a period of twelve months after the termination of this Deed, disclose to any person any confidential information concerning the subject matter of this Deed, except as permitted by Clause 10.2.

10.2.	Each party may disclose the confidential information:

(a)
to its employees, officers, representatives or advisers who need to know such information for the purposes of carrying out the party’s obligations under this Deed. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the confidential information comply with this Clause 10; and

(b)	as may be required by law, court order or any governmental or regulatory authority.

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11.	Termination

This Deed shall continue until it is terminated:

(a)	by written agreement of Inverbeg and the Bank; or

(b)	following payment of the Deferred Consideration;

provided that clauses 1, 7, 8, 9, 10, 11, 12 and 13 shall survive termination of this Deed.

12.	Governing law

This Deed (including any non-contractual obligations or liabilities arising out of it or in connection with it) is governed by and is to be construed in accordance with English law.

13.	Jurisdiction

13.1.	Each party irrevocably agrees that:

(a)	the English courts have exclusive jurisdiction to hear and determine any Proceedings and to settle any Disputes and each party irrevocably submits to the exclusive jurisdiction of the English courts;

(b)	any Proceedings must be taken in the English courts;

(c)	any judgment in Proceedings taken in the English courts shall be conclusive and binding on it and may be enforced in any other jurisdiction.

13.2.
Each party also irrevocably waives (and irrevocably agrees not to raise) any objection which it might at any time have on the ground of forum non conveniens or on any other ground to Proceedings being taken in the English courts.

13.3.	This jurisdiction agreement is not concluded for the benefit of only one party.

SIGNATURE PAGES FOLLOW

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IN WITNESS whereof this Nominated Affiliate Deed has been executed as a deed and delivered on the date stated herein by the duly authorised representatives of the parties hereto.

EXECUTED AS A DEED By Inverbeg Shipping Limited

By:

/s/ NG SIONG TEE
Authorised Signatory
Name:	NG SIONG TEE
Title:

being a person who, in accordance with the laws of Bermuda, is acting under its authority.

In the presence of:

/s/ NG EE PING
Name:	NG EE PING
Title:	General Manager
Kontiki Shipping PTE Ltd. 114 University Road Singapore 297910

EXECUTED AS A DEED for and on behalf of BNP Paribas

By:

/s/Morten Gtesdahl
As its duly authorised attorney
Name:	Morten Gtesdahl
Title:	Head of Shipping & Offshore Northern Europe

In the presence of:

/s/ Camilla Kuhnle
Witness
Name:	Camilla Kuhnle
Title:	Analyst

SCHEDULE 1
THE REDACTED RESTRUCTURING AGREEMENT

EXECUTION VERSION

Dated ____________ 2012

RESTRUCTURING AGREEMENT

between

TORM A/S

TORM SINGAPORE PTE. LTD.

THE FINANCIAL INSTITUTIONS NAMED HEREIN
as Original Lenders

THE COMPANIES AND INSTITUTIONS NAMED HEREIN
as Original Time-Charter Owners

THE COMPANIES AND INSTITUTIONS NAMED HEREIN
as Original Bareboat Owners

THE EXISTING SECURITY AGENTS

THE FACILITY REPRESENTATIVES

THE FINANCIAL INSTITUTIONS NAMED HEREIN
as Underwriting Super Senior Providers

THE HEDGING BANKS

DANSKE BANK A/S
acting as Co-ordinator

DANSKE BANK A/S
acting as proposed Administrative Agent

and

NORDEA BANK. DANMARK A/S
acting as proposed Security Agent

White & Case LLP
5 Old Broad Street
London EC2N 1DW

TABLE OF CONTENTS

Page

1.	DEFINITIONS AND INTERPRETATION	2
2.	PURPOSE OF THIS AGREEMENT	32
3.	EFFECTIVENESS OF THIS AGREEMENT	32
4.	RELATIONSHIP WITH OTHER DOCUMENTS	32
5.	PARTY'S RIGHTS AND OBLIGATIONS	32
6.	LENDER STANDSTILL AND FORBEARANCE	33
7.	STANDSTILL OF CHARTERPARTY OWNERS AND BAREBOAT OWNERS	35
8.	ENFORCEMENT ACTION AFTER THE TERMINATION DATE	36
9.	IMPLEMENTATION PLAN	36
10.	GENERAL OBLIGATIONS TO SUPPORT THE RESTRUCTURING	37
11.	UNDERTAKINGS OF THE ORIGINAL OBLIGORS IN SUPPORT OF THE RESTRUCTURING	37
12.	RESTRICTIONS ON THE ORIGINAL OBLIGORS	38
13.	PARTICIPANTS' SUPPORT FOR THE RESTRUCTURING	40
14.	RESTRICTIONS ON TRANSFERS OF LOCKED-UP DEBT AND HEDGING EXPOSURES	42
15.	RESTRICTIONS ON ASSIGNMENT UNDER A CHARTER AGREEMENT OR BAREBOAT AGREEMENT	42
16.	PROVISION OF IRREVOCABLE UNDERTAKING	43
17.	INFORMATION UNDERTAKINGS	43
18.	APPOINTMENT OF THE CO-ORDINATOR	45
19.	PROPOSED AGENTS	47
20.	AMENDMENTS	47
21.	REPRESENTATIONS OF THE LENDERS AND HEDGING BANKS	47
22.	REPRESENTATIONS OF CHARTERPARTY OWNERS AND BAREBOAT OWNERS	49
23.	REPRESENTATIONS OF THE ORIGINAL OBLIGORS	49
24.	SUPER SENIOR FACILITY	52
25.	AGREED DEBTS	54
26.	RESTRUCTURING FEE	55
27.	TERMINATION	55
28.	COSTS AND EXPENSES	57
29.	CREDIT APPRAISAL BY THE PARTICIPANTS	58
30.	NOTICES	58
31.	PUBLICITY	61
32.	PRESERVATION	61
33.	AMENDMENTS AND WAIVERS	61
34.	CONFIDENTIALITY	62
35.	GOVERNING LAW	63

i

36.	ENFORCEMENT	64
37.	COUNTERPARTS	65
SCHEDULE 1 THE PARTIES	66
Part A The Original Obligors	66
Part B The Original Lenders	67
Part C Original Time-Charter Owners	69
Part D Original Bareboat Owners	71
Part E The Existing Security Agents	72
Part F The Facility Representatives	73
Part G The Underwriting Super Senior Providers	74
Part H The Hedging Banks	75
SCHEDULE 2 BAREBOAT AGREEMENTS	77
SCHEDULE 3 CHARTER AGREEMENTS	78
SCHEDULE 4 COLLATERAL POOL AND EXISTING TRANSACTION SECURITY	82
Part A Collateral Pools	82
Part B Existing Transaction Security	84
SCHEDULE 5 MARKET RATE	93
SCHEDULE 6 CONDITIONS	97
SCHEDULE 7 CORPORATE REORGANISATION	98
SCHEDULE 8 GENERAL UNDERTAKINGS	100
SCHEDULE 9 FORM OF IRREVOCABLE UNDERTAKING	107
Part A Irrevocable Undertaking	107
Part B Irrevocable Undertaking	113
Part C Undertaking Amendment and Assignment Deed	122
SCHEDULE 10 IMPLEMENTATION PLAN	130
SCHEDULE 11 FORMS OF CHARTERPARTY AMENDMENTS	241
Part A Option A Bareboat Amendments	241
Part B Option A Time-Charter Amendments	245
Part C Option B Bareboat Amendments	257
Part D Option B Time-Charter Amendments	260
Part E Option C Bareboat Amendments	270
Part F Option C Time-Charter Amendments	272
Part G Form of Instructing Charterparty Amendment for BW Shipping Parties	274
Part H Form of Instructing Charterparty Amendment for MPC Parties	283
Part I Form of Instructing Charterparty Amendment for Prime Marine Parties	287
Part J Form of Instructing Charterparty Amendment for FSL Parties	304
Part K Form of Instructing Charterparty Amendment for Maas Capital Parties	323
SCHEDULE 12 SUBSCRIPTION INTENT FORM	326
SCHEDULE 13 FORM OF ASSIGNMENT DEED	328
SCHEDULE 14 RESTRUCTURING DOCUMENTS	334
SCHEDULE 15 HIVE DOWN DOCUMENTS	335

ii

THIS RESTRUCTURING AGREEMENT (the “Agreement”) is dated _______________ 2012 and made

BETWEEN:

(1)	TORM A/S, a Danish company with company registration number CVR 22460218 and registered address at Tuborg Havnevej 18, DK-2900 Hellerup, Denmark (the “Company”);

(2)
TORM SINGAPORE PTE. LTD., a limited liability company duly incorporated under the laws of Singapore, whose registered office is at 6 Battery Road #27-02, Singapore 049909 and having UEN No. 200401555Z (“Torm Singapore”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Parties) as lenders under the Existing Facility Agreements (as defined below) (the “Original Lenders”);

(4)
THE COMPANIES AND INSTITUTIONS listed in Part C of Schedule 1 (The Parties) as owners of vessels time-chartered to the Company under the Charter Agreements (as defined below) (the “Original Time-Charter Owners”);

(5)	THE COMPANIES AND INSTITUTIONS listed in Part D of Schedule 1 (The Parties) as owners of vessels bareboat chartered to the Company and/or Torm Singapore (the “Original Bareboat Owners”);

(6)	THE EXISTING SECURITY AGENTS listed in Part E of Schedule 1 (The Parties);

(7)	THE FACILITY REPRESENTATIVES listed in Part F of Schedule 1 (The Parties);

(8)	THE FINANCIAL INSTITUTIONS listed in Part G of Schedule 1 (The Parties) as the underwriters of the Super Senior Facility (as defined below) (the “Underwriting Super Senior Providers”);

(9)	THE FINANCIAL INSTITUTIONS listed in Part H of Schedule 1 (The Parties) as hedging banks (the “Hedging Banks”);

(10)	DANSKE BANK A/S as co-ordinator of the Parties as appointed pursuant to this Agreement (the “Co-ordinator”);

(11)	DANSKE BANK A/S as proposed administrative agent (the “Administrative Agent”) to be appointed pursuant to the Framework Agreement; and

(12)	NORDEA BANK DANMARK A/S as proposed security agent of the Finance Parties (the “Security Agent”) to be appointed pursuant to the Intercreditor Agreement.

RECITALS:

(A)	Following a period of financial difficulties, the Company, the Co-ordinating Committee and certain of the Charterparty Owners and the Bareboat Owners entered into the Restructuring Heads of Terms and have been in negotiations, with the objective of reaching an out-of-court agreement for the financial restructuring of the Company and the Group.

(B)
As at the date hereof certain defaults and/or close-out rights have either occurred and are continuing under each of the Existing Finance Documents or are anticipated by the Company to occur as a consequence of the Restructuring.

(C)
The Parties have agreed in principle to the terms of a restructuring which include, inter alia, a restructuring of the Existing Facilities and Hedging Exposures and the capital and corporate structure of the Group, the entry into the Charterparty Amendments, the provision of the Super Senior Facility, the dilution of the share capital of the Company held by the Existing Shareholders and the subscription for the New Equity by the Participants and the Undertaking Parties.

(D)	This Agreement sets out the basis upon which the Parties shall facilitate the implementation of the Restructuring, which is vital for the continuation of the Group’s business activities.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

Terms used in this Agreement or in the Implementation Plan shall have the meaning ascribed to them below:

“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency Cross Border) as published by the International Swaps and Derivatives Association, Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Above Market Claims” means with respect to each Bareboat Agreement or Charter Agreement, the sum of:-

(a)	any Pre-Signing Roll Up; and

(b)
on the Signing Date, or in relation to an Undertaking Party the date on which an Undertaking Party signs an Irrevocable Undertaking, the difference (expressed as a positive number) between the Charter Hire Rate or the Bareboat Hire Rate and the actual market rate calculated from the date on which a Charterparty Owner or Bareboat Owner becomes bound by this Agreement or an Irrevocable Undertaking (as applicable) to the specified contractual end date of such Bareboat Agreement or Charter Agreement.

“Adjusted Market Rate” means in respect of a Charter Agreement or a Bareboat Agreement of an Original Bareboat Owner or an Original Time-Charter Owner, the short term adjusted daily charter hire rates under the Charter Agreements and the

Bareboat Agreements set out in the column headed “Adjusted Market Rate ($/Day)” in Part C of Schedule 1 (Parties), Part D of Schedule 1 (Parties) as applicable.

“Admission” has the meaning given to it in paragraph 30.1 (Listing of Shares) of the Implementation Plan.

[________________]

“Affected Interest Period Instalment” means any instalment of interest for the end of any interest period under any Existing Facility, which would otherwise have become due and payable at any time prior to or during the Restructuring Period.

“Affected Principal Instalment” means any instalment of principal under any Existing Facility which would otherwise have become due and payable at any time prior to or during the Restructuring Period.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agents” means the Administrative Agent, the Security Agent, the Super Senior Agent, each Facility Representative and each of the Existing Security Agents and “Agent” means any of them unless otherwise specified, in each case to the extent such person is acting in such capacity.

“AGM” means the annual general meeting of the Company held on 23 April 2012.

“Agreed Entitlement Schedules” means the Schedules Set out at Schedule 4 (Agreed Entitlement Schedules) of the Implementation Plan.

“Agreed Form” means the form of a document that has received written approval to the Co-ordinator from each of the parties thereto.

[________________]

“Anticipated Restructuring Effective Date” has the meaning given to it in paragraph 13.1 (Closing Notice) of the Implementation Plan.

“Assigned Receivables” means:-

(a)	in relation to an Electing Charterparty Owner or Electing Bareboat Owner, the total amount of the Agreed Debts to which it is entitled, less the Retained Receivables; and

(b)	in relation to a Charterparty Owner or Bareboat Owner that has elected not to receive Charterparty Shares, all of the Agreed Debts to which it is entitled in accordance with this Agreement.

“Assignment Deeds” means the assignment deed for each Original Bareboat Owner and each Original Time-Charter Owner entered into in accordance with paragraph 8 (Assignment Deeds and Release and Reassignment Deed) of the Implementation Plan in substantially the form set out in Schedule 13 (Form of Assignment Deed) .

“Applicable Law” means (a) applicable national, community (including the laws of the European Community) international or supranational conventions, treaties, laws, rules, statutes, decrees, acts, codes, legislation, treaties, directives, decisions, regulations, rules and similar instruments (including, without any limitation whatsoever, all Environmental Law, international maritime laws, the ISM Code, the ISPS Code, the STCW Code and all conditions and recommendations of the Classification Society) and, in respect of any of the foregoing, any instrument passed in substitution therefor or for the purposes of consolidation thereof with any other instrument or instruments; and (b) applicable final judgments, orders, determinations or awards of any court, arbitral body, administrative body or tribunal from which there is no right of appeal or if there is a right of appeal such appeal is not prosecuted within the allowable time.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Bareboat Agreement” means each of the bareboat charters entered into by the Charterers set out in Schedule 2 (Bareboat Agreements) as the same may have been or may be amended from time to time.

“Bareboat Amendments” means the amendments to the Bareboat Agreements as required by the Charterparty Restructuring to incorporate (corresponding to each Bareboat Election) each necessary amendment to a Bareboat Agreement including (without limitation) the Option A Bareboat Amendments, the Option B Bareboat Amendments and the Option C Bareboat Amendments (as applicable), and all other terms contemplated by the Restructuring Heads of Terms to be entered into pursuant to paragraph 7 (Original Time-Charter Owners and Original Bareboat Owners) of the Implementation Plan (including without limitation any piracy related provisions and the cancellation of any extension or purchase option in favour of the Company).

“Bareboat Election” means the election made by each Original Bareboat Owner and notified to the Company and the Co-ordinator pursuant to paragraph 7.2 (Bareboat Election) of the Implementation Plan.

“Bareboat Hire Rate” means the existing contractual daily charter hire rate (in $) set out in each Bareboat Agreement prior to the Restructuring Effective Date or if it has been agreed that the hire rate set out in the relevant Bareboat Amendment takes effect prior to the Restructuring Effective Date as set out in the relevant Bareboat Agreement prior to such Bareboat Amendment becoming effective, and set out in the column entitled “Bareboat Hire Rate ($/Day)” of Schedule 2 (Bareboat Agreements).

“Bareboat Owners” means each Original Bareboat Owner and each Undertaking Bareboat Owner.

“Board” means the board of directors of the Company.

“Board Release Letter” has the meaning given to such term in paragraph 9.1 (Release of Board) of the Implementation Plan.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Copenhagen, Singapore, Beijing and New York.

“BW Shipping Parties” means Rainwood Company S.A., Acland Company S.A. and Gifford Company S.A.

“CEXIM Facility” has the meaning given to such term in Part B of Schedule 1 (Parties) of this Agreement.

“Charter Agreements” means each of the time-charterparty agreements entered into by the Company listed in Schedule 3 (Charter Agreements) as the same may have been or may be amended from time to time.

“Charterers” means the Company and Torm Singapore.

“Charter Hire Rate” means the existing contractual daily charter hire rate (in $) set out in each Charter Agreement prior to the Restructuring Effective Date, or if it has been agreed that the hire rate set out in the relevant Charterparty Amendment takes effect prior to the Restructuring Effective Date, the rate as set out in the relevant Charterparty Agreement prior to the Charterparty Amendment becoming effective, and set out in the column entitled “Charter Hire Rate ($/Day)” of Schedule 3 (Charter Agreements).

“Charterparty Agreed Entitlements Schedule” has the meaning given to it in paragraph 17.2 (Initial Charterparty Owner and Bareboat Owner Allocation) of the Implementation Plan.

“Charterparty Amendments” means each of the Bareboat Amendments, the Time-Charter Amendments and the Instructing Charterparty Amendments.

[________________]

“Charterparty Election” means the election made by each Original Time-Charter Owner and notified to the Company and the Co-ordinator pursuant to paragraph 7.1 (Charterparty Election) of the Implementation Plan.

“Charterparty Owner Costs” means all those evidenced reasonable fees, costs and expenses (including disbursements and any applicable VAT) incurred by the Original Time-Charter Owners and Original Bareboat Owners in relation to the negotiation, documentation and consummation of the Restructuring both prior to and during the Restructuring Period which taken in aggregate with the Majority Charterparty Adviser Costs shall not exceed the Charterparty Costs Cap.

“Charterparty Owners” means each Original Time-Charter Owner and each Time-Charter Undertaking Owner.

“Charterparty Relevant Percentage” means for each Charterparty Owner and Bareboat Owner its pro rata amount, expressed as a percentage, of the total aggregate amount of Initial Above Market Claims in relation to all Charter Agreements and

Bareboat Agreements as set out in Schedule 2 (Relevant Percentages) of the Implementation Plan.

“Charterparty Restructuring” means a restructuring of the Charter Agreements and the Bareboat Agreements in accordance with the Restructuring Heads of Terms (together with a temporary reduction in relevant Charterparty Hire Rates and Bareboat Hire Rates), this Agreement and the Irrevocable Undertakings through the entry into the Bareboat Amendments, the Time-Charter Amendments and the Instructing Charterparty Amendments and the right, but not the obligation, to elect to subscribe for Charterparty Shares.

“Charterparty Scheme” means a restructuring of the Charter Agreements and/or the Bareboat Agreements by way of Scheme of Arrangement pursuant to which some or all Charterparty Owners (including any Non Consenting Charterparty Owners) and some or all Bareboat Owners (including any Non Consenting Bareboat Owners) shall become bound by the terms of the Charterparty Restructuring and pursuant to which Non Consenting Charterparty Owners or Non Consenting Bareboat Owners will, in the absence of any actual election, be deemed to have elected to become Option C Charterparty Owners or Option C Bareboat Owners (as the case requires) which will be on equivalent economic terms as the Restructuring Terms as set out in this Restructuring Agreement and the Implementation Plan.

“Charterparty Share Issuance” has the meaning given to it in paragraph 27.1(c)(iii) of the Implementation Plan.

“Charterparty Shares” means a percentage of the New Equity (representing up to 19% of the total share capital of the Company following the Restructuring Effective Date and the issuance of the New Equity in accordance with the Restructuring Heads of Terms) to be allocated to each Charterparty Owner and Bareboat Owner who elects by signing the Subscription List to receive its allocated amount of Charterparty Shares corresponding to their Charterparty Relevant Percentage of such shares in accordance with the Charterparty Restructuring and as set out in the Implementation Plan, such equity allocation subject to adjustment in light of the Charterparty Election or Bareboat Election (as appropriate).

“Classification Society” means Lloyds Register, Det Norske Veritas and American Bureau of Shipping or a classification society which is a member of the International Association of Classification Societies.

“Completion Declaration” shall have the meaning given to it in paragraph 21.2 of the Implementation Plan.

“Closing Notice” shall have the meaning given to such term in paragraph 13.1 (Closing Notice) of the Implementation Plan.

“Collateral Pool” means, in relation to an Existing Facility Agreement, (a) prior to the Restructuring Effective Date, the Vessels set out in Part A of Schedule 4 (Collateral Pool and Existing Transaction Security); and (b) following the Restructuring Effective Date, the Vessels owned by each relevant Vesselco following the Corporate Reorganisation, financed by such Existing Facility Agreement and secured by the Existing Transaction Security and the New Transaction Security (as the case may be).

“Commercial Facility” has the meaning given to it in Part B of Schedule 1 (The Parties).

“Company Advisors” means the legal and financial advisors of the Company including (without limitation), Deloitte Statsautoriseret Revisionspartnerselskab, Gorrissen Federspiel, Skadden, Arps, Slate, Meagher & Flom LLP, Evercore Partners Inc, Rodyk & Davidson LLP, Moelis & Company UK LLP, Moelis & Company International Holdings LLC, Lett Advokatfirm, Lundsgaard & Partners, Alix Partners, and any other local and special counsel of the Company.

“Company Advisor Costs” means all those evidenced reasonable fees, costs and expenses (including disbursements and any applicable VAT) incurred and unpaid with respect to the Company Advisors in relation to the negotiation, documentation and consummation of the Restructuring both prior to and during the Restructuring Period.

“Conditions” means the conditions set out in Schedule 6 (Conditions).

“Confidential Information” means all written information relating to the Group, the Finance Documents, the Charter Agreements, the Bareboat Agreements, the Restructuring Documents, the Restructuring, this Agreement or any of the transactions contemplated by this Agreement (including the Charterparty Amendments and the Bareboat Amendments) of which a Party becomes aware in its capacity as, or for the purpose of becoming, a Party or which is received by a Party in relation to, or for the purpose of becoming a Party under this Agreement from either:

(a)	any Group Member or any of its advisers; or

(b)	another Party, if the information was obtained by that Party directly or indirectly from any Group Member or any of its advisers,

and includes any document, electronic file or any other way of representing or recording information in writing, which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Party of Clause 34 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or

(iii)
is known by that Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Party after that date, from a source which is, as far as that Party is aware, unconnected with the Group and which, in either case, as far as that Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Convening Notice” has the meaning given to it in paragraph 12.1 (Notice of Signing) of the Implementation Plan.

“Co-ordinating Committee” means the co-ordinating committee appointed by the Original Lenders to participate in and coordinate the negotiations with the Company in order to explore the possibilities of a work-out of the financial difficulties of the Group, consisting of Danske Bank A/S, Nordea Bank Danmark A/S, Danmarks Skibskredit AIS and HSH Nordbank AG.

“Co-ordinating Committee Costs” means all those evidenced reasonable fees, costs and expenses (including disbursements and any applicable VAT) of the Co-ordinating Committee, in relation to the negotiation, documentation and consummation of the Restructuring both prior to and during the Restructuring Period which are payable by the Company pursuant to the coordinating committee appointment letter dated 14 November 2011 pursuant to which the Co-ordinating Committee was appointed.

“Corporate Reorganisation” means a corporate reorganisation pursuant to which the following steps which must be completed as a condition precedent to the issuance of a Convening Notice:-

(a)	the Company shall incorporate or cause to be incorporated:-

(i)	Vessel Holdco for the purposes solely of being the 100% limited partner of each Danish Vesselco and 100% shareholder of each Singaporean Vesselco;

(ii)
up to ten separate Vesselcos that will own the assets financed and secured by each Existing Facility Agreement (provided that the Lenders under the Sinosure Facility and the Commercial Facility shall be entitled to elect whether or not to participate in the Hive Down with respect to their Collateral Pool) following the Restructuring as specified in the Structure Papers;

(iii)	up to five Torm GPs which shall be general partners in each Danish Vesselco; and

(iv)	Torm GP ApS which shall be a general partner in Vessel Holdco,

(b)	on the Restructuring Effective Date, the Original Obligors (or either of them) shall transfer by contribution in kind:

(i)
the assets being the subject of each Collateral Pool (provided that the Lenders under the Sinosure Facility and the Commercial Facility shall be entitled to elect whether or not to participate in the Hive Down with respect to their Collateral Pool) in respect of Danish and Norwegian registered Vessel(s) to a separate Danish Vesselco; and

(ii)
the assets being the subject of each Collateral Pool (provided that the Lenders under the Sinosure Facility and the Commercial Facility shall be entitled to elect whether or not to participate in the Hive Down with respect to their Collateral

Pool) in respect of Singaporean registered Vessels to a separate Singaporean Vesselco,

in each case, in a manner which in all material respects is consistent with the Structure Papers;

(c)
the Company, Vessel Holdco, each Danish Vesselco and each Singaporean Vesselco, each Torm GP ApS and Torm GP shall provide such New Transaction Security Documents as specified in the New Finance Documents; and

(d)	the waiver and release of certain intercompany debts owed by the Company to Torm Singapore.

For the avoidance of doubt and illustrative purposes a structure chart showing the outline structure of the Group before (in Part A of Schedule 7) and after (in Part B of Schedule 7) the Corporate Reorganisation is set out at Schedule 7 (Corporate Reorganisation).

“Cure Period” means the period of 3 Business Days from the date of receipt by the Company and the Co-ordinator of a Notice to Terminate.

“Current Interest Period” means the current interest period in relation to any loan under the Existing Facility Agreements.

“Danish Vesselco” means each Danish K/S company of which Vessel Holdco shall be 100% limited partner incorporated in accordance with the Implementation Plan and the Structure Papers.

“Debt Documents” means each of the Existing Finance Documents, the Charter Agreements and the Bareboat Agreements.

“Declining Notice” means a notice in substantially the form attached at Schedule 9 (Form of Declining Notice) of the Implementation Plan.

“Dispute” has the meaning given to that term in Clause 36 (Enforcement).

“DKK” means Danish Kroner, the lawful currency of Denmark.

[________________]

“Early Termination Notice” has the meaning given to it in paragraph 15.1 of the Implementation Plan.

“Electing Bareboat Owner” means each Bareboat Owner which has made a Bareboat Election to participate in the Charterparty Restructuring and which shall subscribe for Charterparty Shares either itself or via its Nominated Affiliate pursuant to the entry into the Subscription List.

“Electing Charterparty Owner” means each Charterparty Owner which has made a Charterparty Election to participate in the Charterparty Restructuring and which shall subscribe for Charterparty Shares either itself or via its Nominated Affiliate pursuant to the entry into the Subscription List.

“Election Notice” means a written notice substantially in the form set out in Schedule 5 (Election Notice) of the Implementation Plan.

“Enforcement Action” means:

(a)	in relation to any Existing Finance Document:

(i)	the acceleration of any Exposure or Hedging Exposure or the making of any declaration that any Exposures or Hedging Exposures are prematurely due and payable or payable on demand;

(ii)	the making of any demand against any Group Member under any guarantee or surety provided by that Group Member;

(iii)
the exercise of any right of set-off, account combination or payment netting against any Group Member in respect of any Exposure or Hedging Exposure other than ordinary netting under any swap or derivative contract;

(iv)
the suing for, commencing or joining of any legal or arbitration proceedings against any Group Member to recover any Exposure or Hedging Exposure, including but not limited to, any arrest of any Vessel;

(v)
the taking of any steps to enforce or require the enforcement of any Security granted by any Group Member (including any arrest of any Vessel or any other enforcement of any mortgage over any Vessel or any other asset of any Group Member, the crystallisation of any floating charge or redirecting the earnings of any Vessel or other assets of any Group Member), except for any enforcement of assignment of insurances in relation to a total loss or other significant insured event or any action that may be necessary to protect the value or condition of any Vessel or to prevent the illegal operation or the arrest by third parties of the Vessel or the enforceability of any Security created pursuant to an Existing Transaction Security Document;

(b)	in relation to any Charter Agreement or Bareboat Agreement:

(i)
the making of any demand (other than a normal invoice for payment of charter hire at the Adjusted Market Rate) against the Charterers in relation to any payments required under the terms of the Charter Agreements or Bareboat Agreements;

(ii)	the suing for, commencing or joining of any legal or arbitration proceedings against the Charterers in relation to the Charter

Agreements or Bareboat Agreements, including, but not limited to, any arrest of any Vessel;

(iii)	the taking of any step to terminate or repudiate any Charter Agreement or Bareboat Agreement;

(c)
the premature termination or close-out of any swap or derivative transaction entered into with any Group Member (other than any agreed close-out of the Hedging Agreements envisaged by the Restructuring and set out in the Implementation Plan); or

(d)	the petitioning, applying or voting for any Insolvency Proceedings in relation to the Company or any Group Member.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)
the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“European Lenders” means each of Danske Bank A/S, Danmarks Skibskredit A/S, Nordea Bank Danmark A/S, Nordea Bank Finland Plc., BNP Paribas S.A., HSH Nordbank AG, Skandinaviska Enskilda Banken AB (publ), Deutsche Bank AG Filiale Deutschlandgeschäft and Handelsbanken (Branch of Svenska Handelsbanken AB (publ), Sweden).

“Exchange” means the Nasdaq OMX Copenhagen A/S.

“Existing Facilities” means the facilities made available under the Existing Facility Agreements.

“Existing Facility Agreements” means those existing credit agreements of the Company and/or Torm Singapore as set out in column 1 of Part B of Schedule 1 (The Parties).

“Existing Facility Amendment Terms” shall mean the summary heads of terms of the Framework Agreement set out in Schedule 1 (Restructuring Terms) to the Implementation Plan.

“Existing European Facilities” means the Existing Facilities of which the European Lenders are the lenders.

“Existing Finance Documents” means:

(a)	each Existing Facility Agreement;

(b)	each Hedging Agreement;

(c)	each Existing Transaction Security Document; and

(d)
the “Finance Documents”, “Financing Documents”, “Financing Agreements” or “Security Document” as defined in any Existing Facility Agreement and the documents included in any analogous definition in any Existing Facility Agreement.

“Existing Security Agent” means, with respect to any Existing Facility Agreement, the person (if any) appointed as the security agent or the security trustee of the Lenders in relation to such Existing Facility under the relevant Existing Finance Documents.

“Existing Security Holder” means each Lender, Facility Representative or Existing Security Agent which holds directly the Existing Transaction Security or which holds the Existing Transaction Security as agent for the relevant Lenders under the relevant Existing Finance Documents.

“Existing Shareholder Entitlement” means the fixed number of shares representing 10% of the total share capital of the Company following the Restructuring Effective Date and the Issuance of the New Equity.

“Existing Shareholders” means the existing shareholders of the Company listed on the Company’s register of shareholders from time to time up to the Restructuring Effective Date and prior to the issuance of the New Equity.

“Existing Transaction Security” means the Security directly held or created or expressed to be created in favour of any Existing Security Holder pursuant to the Existing Transaction Security Documents.

“Existing Transaction Security Documents” means each document entered into prior to the Signing Date under which Existing Transaction Security was granted in respect of the obligations of any of the Original Obligors under any of the Existing Finance Documents, as described (without limitation) in Part B of Schedule 4 (Collateral Pool and Existing Transaction Security).

“Expiry Notice” has the meaning given to it in paragraph 15.1 of the Implementation Plan.

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“Extension Option” means any purchase option or extension option in favour of the relevant Charterer under any Bareboat Agreement.

“Facilities” means the Existing Facilities and the Super Senior Facility.

“Facility Agreements” means the Existing Facility Agreements and the Super Senior Facility Agreement and “Facility Agreement” means any of them.

“Facility Representatives” means:

(a)
with respect to each of the Existing Facilities referred to in Part B of Schedule 1 (The Parties), the person appointed as the agent of the creditors in relation to such Existing Facility under the Existing Finance Documents relating to such Existing Facility and as set out in Part F of Schedule 1 (The Parties); and

(b)	with respect to each other Existing Facility, each Lender with an exposure under that Existing Facility.

“Finance Documents” means each New Finance Document and each Existing Finance Document.

“Finance Party” means the Security Agent, each Facility Representative, each Existing Security Holder, each Hedging Bank and each Lender.

“Financial Restructuring” means the restructuring of the Existing Facilities, the Hedging Exposures and the provision of the Super Senior Facility in accordance with this Agreement and the Implementation Plan, in particular by the provision by all or certain of the Lenders to the Original Obligors of a Super Senior Facility, and the amendment and harmonisation of key terms of the Existing Facility Agreements by the entry by the Finance Parties into the Framework Agreement and the Intercreditor Agreement, in consideration of which the Lenders shall have the right (but not the obligation) to subscribe for the Lender Shares and to receive their allocation of the Restructuring Fee and an assignment of the Assigned Receivables which together with each Lender’s allocation of the Assigned Receivables, shall be exclusively for the purposes of conversion into their proportion of Lender Shares out of New Equity (save that any Lender may decline any share subscription (in full or in part) if it so wishes).

“Framework Agreement” means the framework agreement to be entered into pursuant to paragraph 6.1 (Framework Agreement) of the Implementation Plan on or before the Restructuring Effective Date.

[________________]

“General Undertakings” means those undertakings set out in Schedule 8 (General Undertakings).

“Group” means the Company and its Subsidiaries from time to time.

“Group Member” means a member of the Group.

[________________]

“Hive Down” shall have the meaning given to such term in paragraph 23.1 of the Implementation Plan.

“Hive Down Documents” means all documents necessary to implement the Corporate Reorganisation and the steps set out in paragraph 23 (Hive Down) of the Implementation Plan in a manner consistent with the Structure Papers as set out in Schedule 15 (Hive Down Documents) of the Implementation Plan together with such other supplemental material documents that are agreed between the Original Obligors and the Finance Parties in accordance with paragraph 5.2 (Incorporation of Vessel Holdco and Vesselcos and List of Hive Down Documents) and any documents that the Finance Parties may reasonably require to implement the Hive Down.

“Holding Company” means, in relation to a company, corporation, limited liability partnership or other legal entity, any other company, corporation limited liability partnership or other legal entity in respect of which it is a Subsidiary.

“Implementation Plan” means the plan for the implementation of the Restructuring and the Corporate Reorganisation set out in Schedule 10 (Implementation Plan) to this Agreement.

“Initial Above Market Claims” means with respect to each Charterparty Owner and Bareboat Owner, the sum set out in the column headed “Initial Above Market Claims” in Schedule 2 (Bareboat Agreements) and Schedule 3 (Charter Agreements) as applicable being the calculation as at 30 April 2012 of the sum of:

(a)
the difference between the Charter Hire Rate or the Bareboat Hire Rate in respect of a Charter Agreement or Bareboat Agreement (as the context may require) and the total hire actually paid by the Charterers to the Charterparty Owner or Bareboat Owner (as the context may require) during the period from 1 February 2012 to 30 April 2012; and

(b)
the difference (expressed as a positive number) between the Charter Hire Rate or the Bareboat Hire Rate and the Market Rate calculated from 1 May 2012 to the specified contractual end date of such Bareboat Agreement or Charter Agreement.

“Initial Agreed Entitlement Schedule” has the meaning given to it in paragraph 17.4 (Initial Lender Allocation) of the Implementation Plan.

“Insolvency Event” means in relation to an Original Obligor, that such Original Obligor:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	makes a general assignment, arrangement or composition with or for the benefit of its creditors (other than as contemplated by the terms of the Restructuring);

(c)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, (including, but not limited to, any proceedings under Chapter 11 of the U.S. Bankruptcy Code in the United States of America), or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(d)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (c) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 14 days of the institution or presentation thereof;

(e)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(f)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(g)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(h)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above.

“Insolvency Proceedings” means any bankruptcy, reconstruction, winding up, dissolution, administration or reorganisation of any Group Member, or any of such Group Member’s assets or a composition, compromise, assignment or arrangement with any creditor of any Group Member or any suspension of payments or moratorium of any indebtedness of any such Group Member, or any other insolvency proceedings or any analogous procedure or step in any jurisdiction (including the appointment of any liquidator, receiver, administrator, trustee or similar officer), including, but not limited to, any proceedings under Chapter 11 of the U.S. Bankruptcy Code in the United States of America, but excluding the standstill provisions and any arrangements or transactions undertaken under or in accordance with the provisions of this Agreement.

“Instructing Charterparties” means the Original Time-Charter Owners and the Original Bareboat Owners.

“Instructing Charterparty Amendments” means the form of addenda to the relevant Charterparty Agreement or Bareboat Agreement corresponding to the Charterparty Owner’s or Bareboat Owner’s relevant Bareboat Election or Charterparty Election amending the terms of the relevant Charterparty Agreement or Bareboat Agreement to be entered into by the relevant Instructing Charterparties and the relevant Charterer in substantially the form attached:-

[________________]

(e)	in relation to the Maas Capital Parties, Part K of Schedule 11 (Forms of Charterparty Amendments).

“Insurances” means any and all contracts or policies of insurance and reinsurance required for the ordinary business and international market practice of the Original Obligors, including vessel fleet insurance.

“Intercreditor Agreement” means the intercreditor agreement to be entered into pursuant to paragraph 6.3 (Intercreditor Agreement and New Transaction Security) of the Implementation Plan on or before the Restructuring Effective Date.

“Intercreditor Terms” means the summary heads of terms of the Intercreditor Agreement set out in Schedule 1 (Restructuring Terms) of the Implementation Plan.

“Irrevocable Bareboat Undertaking” means a deed of undertaking in substantially the form attached hereto in:

(a)
Part A of Schedule 9 (Form of Irrevocable Undertaking) together with the Undertaking Amendment and Assignment Deed which shall be entered into by each Bareboat Owner that has executed an Irrevocable Undertaking in the form of Part A of Schedule 9 (form of Irrevocable Undertaking); or

(b)
Part B of Schedule 9 (Form of Irrevocable Undertaking) which includes the same provisions as the Undertaking Amendment and Assignment Deed (including, without limitation, an assignment of the Assigned Debts to which the relevant Bareboat Owner would otherwise be entitled pursuant to the terms of the Irrevocable Undertaking, to be entered into by the owner of a vessel bareboat chartered to a Charterer pursuant to which such vessel owner shall irrevocably agree to do all such things and perform all such acts in order to implement the Charterparty Restructuring.

“Irrevocable Time-Charter Undertaking” means a deed of undertaking in substantially the form attached hereto in:

(a)
Part A of Schedule 9 (Form of Irrevocable Undertaking) together with the Undertaking Amendment and Assignment Deed which shall be entered into by each Time-Charter Undertaking Owner that has executed an Irrevocable Undertaking in the form of Part A of Schedule 9; or

(b)
Part B of Schedule 9 (Form of Irrevocable Undertaking) which includes the same provisions as the Undertaking Amendment and Assignment Deed (including, without limitation, as assignment of the Assigned Debts to which that Time-Charter Undertaking Owner would otherwise be entitled in accordance with the terms of the Irrevocable Undertaking, to be entered into by the owner of a vessel time chartered to a Charterer pursuant to which such vessel owner shall irrevocably agree to do all such things and perform all such acts in order to implement the Charterparty Restructuring.

“Irrevocable Undertakings” means the Irrevocable Time-Charter Undertaking and the Irrevocable Bareboat Undertaking (as amended by an Undertaking Amendment and Assignment Deeds as applicable) .

“ISDA Master Agreement” means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement.

“Legal Reservations” means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)
in relation to any Lender, Hedging Bank, Original Time-Charter Owner or Original Bareboat Owner similar principles, rights and defences under the laws of its jurisdiction of incorporation and of the jurisdiction in which it conducts its business.

“Lenders” means:

(a)	the Original Lenders; and

[________________]

“Lender Relevant Percentage” means each Lender’s relevant entitlement with respect to each particular Lender Class, expressed as a percentage, to the Lender Shares corresponding to each Exposure it holds (or will hold on the Restructuring Effective Date) and which, pursuant to the Financial Restructuring, shall carry with it an entitlement to subscribe for Lender Shares in such relevant percentage (whether or not such Lender elects to subscribe for its proportion of the Lenders Shares in full or in part).

“Lender Shares” means a percentage of the New Equity (representing up to 78.5% of the total share capital of the Company following the Restructuring Effective Date and the issuance of the New Equity in accordance with the Restructuring Heads of Terms) which shall be allocated between each of the Lenders on the Restructuring Effective Date in accordance with the Lenders Final Agreed Entitlement Schedules, such equity allocation subject to adjustment in light of the Existing Shareholders Entitlements Charterparty Elections, Bareboat Elections, Undertaking Bareboat Elections and Undertaking Time-Charter Elections and any New Equity otherwise not allocated to any Party or any Non Consenting Bareboat Owner or Non Consenting Charterparty Owner.

“Lender Share Issuance” has the meaning given to it in paragraph 27.1(c)(iii) in the Implementation Plan.

“Lender Standstill Agreements” means:

(a)	the European standstill agreement dated 28 November 2011 as amended, amended and restated, replaced or reinstated from time to time between European Lenders, the Company and Torm Singapore;

(b)
a forbearance letter dated 5 December 2011 as amended, amended and restated, replaced or reinstated from time to time from DBS Bank Limited in its capacity as Lender, Swap Provider and Security Trustee and UniCredit Bank AG in its capacity as Lender, Swap Provider and Agent (as each term is defined therein);

(c)
a forbearance letter dated 5 December 2011 as amended, amended and restated, replaced or reinstated from time to time from DBS Bank Limited in its capacity as Lender and Swap Provider, The Hongkong and Shanghai Banking Corporation Limited in its capacity as Lender and Swap Provider and The Hongkong and Shanghai Banking Corporation Limited in its capacity as Agent (as each term is defined therein); and

(d)	a forbearance letter dated 13 January 2012 as amended, amended and restated, replaced or reinstated from time to time from The Export-Import Bank of China in its capacity as Lender.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984 or other applicable law on limitation.

“Listing” has the meaning given to it in paragraph 30.1 of the Implementation Plan.

“Listing Date” has the meaning given to it in paragraph 30.1 of the Implementation Plan.

“Loan” means a loan made under an Existing Facility or the principal amount outstanding of that loan from time to time.

“Locked-Up Debt” means with respect to a Lender the aggregate amount of Exposures held by that Lender and, if applicable, any additional amount transferred to it in accordance with Clause 14 (Restrictions on Transfers of Locked-Up Debt and Hedging Exposures).

“Long Stop Date” means 31 August 2012 as may be automatically extended in accordance with paragraph 13.1 (Closing Notice) of the Implementation Plan.

“Majority Signing Charterparties” means the Original Time-Charter Owners and/or Original Bareboat Owners whose Initial Above Market Claims when taken together equals 66.67% or more of the aggregate of the total of all Initial Above Market Claims of all Original Time-Charter Owners and Original Bareboat Owners.

“Majority Charterparty Advisors” means the legal and financial advisors of the Instructing Charterparties including (without limitation), Mazanti-Andersen, Korsø Jensen & Partnere, ABN Amro Securities (USA) LLC, Kirkland & Ellis LLP, Cozen O’Connor and any other local and special counsel of the Instructing Charterparties.

[________________]

“Majority Lender Parties” means Lenders whose aggregate Principal Exposures total in aggregate at least 66.67% or more of the aggregate Principal Exposures of the Lenders under the Existing Facility Agreements.

“Maritime Registry” means:

(a)	in respect of those Vessels owned by the Company, the Danish International Ship Register and the Norwegian International Ship Registry; and

(b)	in respect of those Vessels owned by Torm Singapore, the Singapore Registry of Ships.

“Market Rate” means in respect of each Charter Agreement or Bareboat Agreement when used in the context of the Initial Above Market Claims, the agreed hire rate set out in Schedule 5 (Market Rate).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of (i) any Collateral Pool or (ii) the Original Obligors; or

(b)
the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

[________________]

“New Equity” means all of the new shares in the Company to be issued to each relevant party to implement the Restructuring on the Restructuring Effective Date.

“New Equity Designation Notice” means a notice in substantially the form attached at Schedule 8 (Form of New Equity Designation Notice) of the Implementation Plan.

“New Finance Document” means:

(a)	this Agreement;

(b)	the Super Senior Facility Agreement;

(c)	the Framework Agreement;

(d)	the Intercreditor Agreement;

(e)	each New Transaction Security Document; and

(f)	any other document designated as a “New Finance Document” under the Framework Agreement.

“New Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the New Transaction Security Documents.

“New Transaction Security Documents” means any document entered into on or after the Signing Date and/or the Restructuring Effective Date creating or expressed to create or amend any Security in respect of the obligations owed to the Finance Parties under any of the Finance Documents or New Finance Documents.

“Nominated Affiliate” means a genuine Affiliate of the relevant Participant, nominated by a Lender, a Charterparty Owner, a Bareboat Owner or an Undertaking Party or such other person designated as a nominee to (i) receive its Lender Shares,

Charterparty Owner Shares or Bareboat Owner Shares on its behalf (as applicable), and (ii) enter into the Subscription List.

“Non Consenting Bareboat Owner” means any owner of a vessel that has been bare boat chartered to a Charterer and who is neither a party to this Agreement or a signatory of an Irrevocable Bareboat Undertaking and who has not agreed to participate in the Restructuring.

“Non Consenting Charterparty Owners” means any owner of a vessel that has been time-chartered to a Charterer and who is neither a Party to this Agreement or a signatory of an Irrevocable Time-Charter Undertaking and who has not agreed to participate in the Restructuring.

“Notice Period” has the meaning given to it in paragraph 13.1 (Closing Notice) the Implementation Plan.

“Notice to Terminate” means a notice from an Original Time-Charter Owner and/or an Original Bareboat Owner to the Company copied to the Co-ordinator specifying:

(a)	with respect to any time-chartered or bareboat chartered vessel to which it is the owner, any charter hire not paid by the Company or the relevant Charterer during the Restructuring Period;

(b)
a Reasonable Notice Period has passed following a notice relating to non-payment received in accordance with Clause 27.2 (Original Time-Charter Owner and Original Bareboat Owner Individual Termination) of this Agreement;

(c)	that such unpaid amounts are not subject to any dispute as between the Charterer and the relevant Original Time-Charter Owner and/or Original Bareboat Owner (provided that such fact is true); and

(d)
that such Original Time-Charter Owner and/or Original Bareboat Owner (as the case may be) are electing to exercise their individual right of termination from their rights and obligations under this Agreement should the Company fail to remedy such non payment during the Cure Period.

“Novation Agreement” means the novation agreement to be entered into pursuant to paragraph 6.5 (Novation Agreement) of the Implementation Plan on or before the Restructuring Effective Date.

“Option A Bareboat Amendments” means the template for adoption by each Option A Bareboat Owner (other than an Instructing Charterparty that signs an Instructing Charterparty Amendment) for their Bareboat Agreement which shall include all common amendments necessary to amend each relevant Bareboat Agreement to become compliant in all material respects with the terms of “Option A” as set out in the Restructuring Heads of Terms and in substantially the form (for each type of vessel) as set out in Part A of Schedule 11 (Forms of Charterparty Amendments) allowing for necessary deviations; (i) with respect to the different category of vessels; (ii) to accommodate any differences between the form of each

Bareboat Agreement; (iii) to accommodate any necessary amendments to the financial covenants contained therein as may be requested by the lenders of the relevant Bareboat Owner; and (iv) to account for other operational arrangements agreed between the relevant Bareboat Owner and the relevant Charterer.

“Option A Bareboat Owner” means those Bareboat Owners having made a Bareboat Election for “Option A” to the Company and the Co-ordinator in accordance with the Implementation Plan.

“Option A Charterparty Owner” means those Charterparty Owners having made a Charterparty Election for “Option A” to the Company and the Co-ordinator in accordance with the Implementation Plan.

“Option A Time-Charter Amendments” means the template for adoption by each Option A Charterparty Owner (other than an Instructing Charterparty that signs an Instructing Charterparty Amendment) for their Charter Agreement which shall include all common amendments necessary to amend each relevant Charter Agreement to become compliant in all material respects with the terms of “Option A” as set out in the Restructuring Heads of Terms and in substantially the form (for each type of vessel) as set out in Part B of Schedule 11 (Forms of Charterparty Amendments) allowing for necessary deviations; (i) with respect to the different category of vessels; (ii) to accommodate any differences between the form of each Charter Agreement; and (iii) to account for other operational arrangements agreed between the relevant Charterparty Owner and the relevant Charterer.

“Option B Bareboat Amendments” means the template for adoption by each Option B Bareboat Owner (other than an Instructing Charterparty that signs an Instructing Charterparty Amendment) for their Bareboat Agreement which shall include all common amendments necessary to amend each relevant Bareboat Agreement to become compliant in all material respects with the terms of “Option B” as set out in the Restructuring Heads of Terms and in substantially the form (for each type of vessel) as set out in Part C of Schedule 11 (Forms of Charterparty Amendments) allowing for necessary deviations; (i) with respect to the different category of vessels; (ii) to accommodate any differences between the form of each Bareboat Agreement; (iii) to accommodate any necessary amendments to the financial covenants contained therein as may be requested by the lenders of the relevant Bareboat Owner; and (iv) to account for other operational arrangements agreed between the relevant Bareboat Owner and the relevant Charterer.

“Option B Bareboat Owner” means those Bareboat Owners having made a Bareboat Election for “Option B” to the Company and the Co-ordinator in accordance with the Implementation Plan.

“Option B Charterparty Owner” means those Charterparty Owners having made a Charterparty Election for “Option B” to the Company and the Co-ordinator in accordance with the Implementation Plan.

“Option B Time-Charter Amendments” means the template for adoption by each Option B Charterparty Owner (other than an Instructing Charterparty that signs an Instructing Charterparty Amendment) for their Charter Agreement which shall include all common amendments necessary to amend each relevant Charter

Agreement to become compliant in all material respects with the terms of “Option B” as set out in the Restructuring Heads of Terms and substantially in the form (for each type of vessel) as set out in Part D of Schedule 11 (Forms of Charterparty Amendments) allowing for necessary deviations; (i) with respect to the different category of vessels; (ii) to accommodate any differences between the form of each Charter Agreement; and (iii) to account for other operational arrangements agreed between the relevant Charterparty Owner and the relevant Charterer.

“Option C Bareboat Amendments” means the template for adoption by each Option C Bareboat Owner (other than an Instructing Charterparty that signs an Instructing Charterparty Amendment) for their Charter Agreement which shall include all amendments necessary to amend each relevant Charter Agreement to provide the terms upon which an Option C Bareboat Owner shall have its vessel redelivered by the relevant Charterer in accordance with the Implementation Plan and in substantially the form as set out in Part E of Schedule 11 (Forms of Charterparty Amendments) allowing for necessary deviations: (i) with respect to the different category of vessels; (ii) to accommodate any differences between the form of each Bareboat Agreement; and (iii) to account for other operational arrangements agreed between the relevant Bareboat Owner and the relevant Charterer.

“Option C Bareboat Owner” means those Bareboat Owners having made a Bareboat Election for “Option C” to the Company and the Co-ordinator in accordance with the Implementation Plan.

“Option C Charterparty Owner” means those Charterparty Owners having made a Charterparty Election for “Option C” to the Company and the Co-ordinator in accordance with the Implementation Plan.

“Option C Time-Charter Amendments” means the template for adoption by each Option C Charterparty Owner (other than an Instructing Charterparty that signs an Instructing Charterparty Amendment) for their Charter Agreement which shall include all amendments necessary to amend each relevant Charter Agreement to provide the terms upon which an Option C Charterparty Owner shall have its vessel redelivered by the relevant Charterer in accordance with the Implementation Plan and in substantially the form as set out in Part F of Schedule 11 (Forms of Charterparty Amendments) allowing for necessary deviations; (i) with respect to the different category of vessels; (ii) to accommodate any differences between the form of each Charter Agreement; and (iii) to account for other operational arrangements agreed between the relevant Charterparty Owner and the relevant Charterer.

“Original Obligors” means the Company and Torm Singapore.

“Participants” means each of the Original Lenders, the Hedging Banks, the Original Time-Charter Owners and the Original Bareboat Owners (as applicable).

“Party” means a party to this Agreement.

“Post Restructuring Requirements” means the Listing and all other steps and actions required to be taken and/or implemented pursuant to paragraph 30 (Listing of Shares) of the Implementation Plan.

“Post Signing Roll Up” means the difference between the Charter Hire Rate or Bareboat Hire Rate in respect of a Charter Agreement or Bareboat Agreement (as the context may require) and the total hire actually paid by the Charterers to the Time-Charter Owner or Original Bareboat Owner (as the context may require) during the Post Signing Roll Up Period.

“Post Signing Roll Up Period” means the period from the date on which a Charterparty Owner or Bareboat Owner signs this Agreement or an Irrevocable Undertaking and becomes bound by its terms to the Restructuring Effective Date.

“Pre-Signing Roll Up” means the difference between the Charter Hire Rate or the Bareboat Hire Rate in respect of a Charter Agreement or Bareboat Agreement (as the context may require) and the total hire actually paid by the Charterers to the Charterparty Owner or Bareboat Owner (as the context may require) during the Pre-Signing Roll Up Period.

“Pre-Signing Roll Up Period” means the period from 1 February 2012 to the Signing Date, or in relation to an Undertaking Party the date on which they enter into an Irrevocable Undertaking, and becomes bound by its terms, to the Restructuring Effective Date.

“Primed Lenders” has the meaning given to it in Clause 24 (Super Senior Facility) of this Agreement.

[________________]

“Principal Exposure” means at any time in relation to an Original Lender, the aggregate amount of that Original Lender’s participation (if any, without double counting) in all principal amounts, whether outstanding or undrawn, under each relevant Existing Facility Agreement as at the Signing Date.

“Process Agents” means:-

(a)	in relation to the Original Obligors, Skadden, Arps, Slate, Meagher & Flom LLP;

(b)
in relation to each of the Original Time-Charter Owners, Original Bareboat Owners and each Finance Party that does not have a place of business in England and Wales (excluding The Export-Import Bank of China), Law Debenture Corporate Services Limited; and

(c)	in relation to The Export-Import Bank of China, SH Process Agents Limited of 1 Finsbury Circus, London, EC2M 7SH.

“Project Phoenix Debt Domain Site” means the password protected, virtual datasite entitled “Project Phoenix — Restructuring Documents”, used to provide access for Participants to relevant communications, Restructuring Documents and information relating to the Restructuring and which is available to authorised subscribers at www.debtdomain.com.

“Pro Rata Percentage” has the meaning given to it in Clause 24.1(a) (Subscription to Super Senior Facility).

“Reasonable Notice Period” means 5 Business Days and shall be deemed to commence upon delivery of notice without regard to any time period set forth in Clause 30 (Notices).

“Receivables Schedule” means the schedule to be provided by the Co-ordinator to each Bareboat Owner and Charterparty Owner who enters into a Deed of Assignment setting out the allocations of the Retained Receivables and the Assigned Receivables in accordance with paragraph 20 (Allocation of Assigned Receivables and Retained Receivables) of the Implementation Plan.

“Re-Election” means the re-election of an Option A Charterparty Owner or Option B Charterparty Owner pursuant to paragraph 7.1 (Charterparty Election) of the Implementation Plan.

“Re-Election Notice” has the meaning given to such term in paragraph 7.1(c) of the Implementation Plan.

“Regulator” means any merger control or tax authority or any other regulatory body which has jurisdiction in respect of any material aspect of the Restructuring.

“Release and Reassignment Deeds” means the release and reassignment deeds to be obtained by each of the Charterparty Owners and Bareboat Owners with respect to each Bareboat Agreement and Charterparty Agreement, in relation to which a Security interest (including, without limitation, an assignment) has been granted executed by the lender/beneficiary in whose favour such Security interest has been Granted..

“Relevant Jurisdiction” means, in relation to an Original Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Percentage” means the relevant Lender Relevant Percentage or the Charterparty Relevant Percentage as applicable.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Restructuring” means the Charterparty Restructuring and the Financial Restructuring.

“Restructuring Advisors” means the legal and financial advisors of the Co-ordinating Committee including (without limitation), Lazard Freres & Co LLC,

Ernst & Young, White & Case LLP, Kromann Reumert, Rajah & Tann LLP and any other local and special counsel.

“Restructuring Advisor Costs” means all those evidenced reasonable fees, costs and expenses (including disbursements and any applicable VAT) incurred and unpaid with respect to the Restructuring Advisors in relation to the negotiation, documentation and consummation of the Restructuring both prior to and during the Restructuring Period.

“Restructuring Documents” means all documents, agreements and instruments required to implement and consummate the Restructuring and the Implementation Plan, including those listed in Schedule 14 (Restructuring Documents).

“Restructuring Effective Date” means the date on which all the Restructuring Documents have been signed and have become effective (excluding the effect of any condition in any Restructuring Document referring to the occurrence of the Restructuring Effective Date), and upon which the Co-ordinator issues a Completion Declaration.

[________________]

“Restructuring Heads of Terms” means the heads of terms for the proposed out of court restructuring of the Company and the Group signed by the Co-ordinating Committee, certain of the Charterparty Owners and Bareboat Owners and the Company and dated 29 March 2012.

“Restructuring Period” means the period from and including the Signing Date to the earliest of (a) the Termination Date, (b) the Long Stop Date and (c) the Restructuring Effective Date.

“Restructuring Shareholders” means each of the Participants as shareholders in the Company following the Restructuring Effective Date.

“Restructuring Terms” means each of the Existing Facility Amendment Terms, the Super Senior Facility Terms, and the Intercreditor Terms.

“Retained Receivables” means the proportion of the Agreed Debts with respect to each Bareboat Agreement or Charterparty Agreement that shall be retained by each of the Charterparty Owners and Bareboat Owners who are entitled, and elect to, subscribe for a proportion of the Charterparty Shares or assigned to its respective Nominated Affiliate pursuant to a New Equity Designation Notice, which shall be converted by such Charterparty Owners and Bareboat Owners into such Charterparty Shares, pursuant to the Subscription List such amount to be proportionate to the amount of Charterparty Shares to which such Charterparty Owner or Bareboat Owner is entitled.

“Roll Up Amounts” means, in respect of a Charter Agreement or Bareboat Agreement, the aggregate of all Pre-Signing Roll Up and all Post Signing Roll Up accrued in respect of such Charter Agreement or Bareboat Agreement.

“Scheme of Arrangement” means a scheme of arrangement under Part 26 of the Companies Act 2006 (UK).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Share Issuance” means the issuance of the New Equity by the Company in accordance with the Lender Share Issuance and the Charterparty Share Issuance.

“Signing Date” means the date upon which the Co-ordinator posts a confirmation on the Project Phoenix Debt Domain Site that each of the Parties has signed this Agreement.

“Signing Meeting” shall have the meaning given to such term in paragraph 12.1 of the Implementation Plan.

“Singapore Lenders” means each of UniCredit Bank AG, DBS Bank Limited and The Hongkong and Shanghai Banking Corporation Limited.

“Singaporean Vesselco” means each Singaporean limited company of which Vessel Holdco shall be a 100% shareholder, incorporated in accordance with the Implementation Plan and the Structure Papers.

“Sinosure Facility” has the meaning given to it in Part B of Schedule 1 (The Parties).

“Specified Assets” means all of the Company’s rights, title and interest in the shares of UT Shipowning K/S or the vessel owned by UT Shipowning and/or the shares in FR8 Holding Pte. Ltd.

“Specified Receivable” means the full amount of FR8 Singapore Pte Limited’s rights as seller in and to its claim against certain debtors (including all entitlement to interest and other costs) acquired by the Company from FR8 Singapore Pte Limited pursuant to a sale agreement dated 9 July 2012 and which the Company will dispose of in the transaction described in Annex 1 of Schedule 8 (General Undertakings).

“Structure Papers” means the structuring papers provided by Deloitte Statsautoriseret Revisionspartnerselskab and Gorrissen Federspiel setting out the steps necessary to implement the Corporate Reorganisation which shall be updated to consider the implications if the Lenders under the Sinosure Facility and the Commercial Facility elect not to participate in the Hive Down with respect to their Collateral Pool.

“Subscribing Lenders” shall have the meaning given to such term in paragraph 27.1(a) of the Implementation Plan.

“Subscription Intent Form” means the form to be completed by those Original Lenders who intend to subscribe to the Super Senior Facility in substantially the same form as that attached at Schedule 12 (Subscription Intent Form).

“Subscription List” means a subscription list in substantially the form set out in Schedule 7 (Subscription List) of the Implementation Plan pursuant to which each Lender, Electing Charterparty Owner and Electing Bareboat Owner (or its Nominated Affiliate) will agree to subscribe for, and the Company will agree to issue to them, the relevant Lender Shares or Charterparty Shares (as applicable) in accordance with the Implementation Plan.

“Subsidiary” means in relation to any company, corporation or other legal entity (a “Holding Company”), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company; or

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or determine the composition of the majority of its board of directors or equivalent body.

“Super Senior Agent” means the Administrative Agent acting in its capacity as facility agent following its appointment under the Super Senior Facility Agreement.

“Super Senior Facility” means the $100,000,000 working capital facility to be provided pursuant to the Super Senior Facility Agreement.

“Super Senior Facility Agreement” means the super senior revolving working capital facility agreement to be entered into between the Company as borrower, the Super Senior Lenders, the Super Senior Agent and the Security Agent in accordance with the Implementation Plan once in Agreed Form.

“Super Senior Facility Terms” means the broad heads of terms with respect to the Super Senior Facility set out in Schedule 1 (Restructuring Terms) of the Implementation Plan.

“Super Senior Lenders” shall mean those Original Lenders that subscribe to the Super Senior Facility pursuant to Clause 24 (Super Senior Facility).

“Termination Date” means the date upon which this Agreement is terminated in accordance with Clause 27 (Termination).

“Third Party Consent” has the meaning given to such term in paragraph 8.2 of the Implementation Plan.

“Time-Charter Amendments” means the amendments to the Charter Agreements as required by the Charterparty Restructuring to incorporate (corresponding to each Charterparty Election) each necessary amendment to a Charter Agreement including

(without limitation) the Option A Time-Charter Amendments, the Option B Time-Charter Amendments and the Option C Time-Charter Amendments (as applicable), all other terms contemplated by the Restructuring Heads of Terms to be entered into pursuant to paragraph 7 (Original Time-Charter Owners and Original Bareboat Owners) of the Implementation Plan (including, without limitation, any piracy related provisions).

“Time Charter Undertaking Owner” means the owner of a vessel time-chartered to a Charterer who has entered into an Irrevocable Time-Charter Undertaking.

“Torm GP ApS” means a private limited liability company incorporated in Denmark, to be a general partner to Vessel Holdco.

“Torm GPs” means each private limited liability company incorporated in Denmark, to be a general partner in each Danish Vesselco.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent, another Finance Party and/or the relevant Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means the New Transaction Security Documents and the Existing Transaction Security Documents.

“Unallocated Shares” has the meaning given to it in paragraph 17.1 of the Implementation Plan.

“Undertaking Amendment and Assignment Deed” means a deed in substantially the same form as attached hereto at Part C of Schedule 9 (Form of Irrevocable Undertaking) that the Company shall cause to be entered into between a relevant Charterer and an Undertaking Party that has entered into an Irrevocable Undertaking in the form attached in Part A of Schedule 9 (Form of Irrevocable Undertaking) in accordance with the Implementation Plan amending the terms of the Irrevocable Undertaking to include the Undertaking Amendment Provisions.

“Undertaking Bareboat Election” means the election made by each Undertaking Bareboat Owner of “Option A”, “Option B” or “Option C” in accordance with the Restructuring Heads of Terms.

“Undertaking Bareboat Owner” means the owner of a vessel that has been bareboat chartered to a Charterer who has entered into an Irrevocable Bareboat Undertaking.

“Undertaking Party” means a Time Charter Undertaking Owner and/or an Undertaking Bareboat Owner (or both as the case may be).

“Undertaking Time-Charter Election” means the election made by each Undertaking Time-Charter Owner of “Option A”, “Option B” or “Option C” in accordance with the Restructuring Heads of Terms.

“U.S. Dollars”, “US$”, “USD” and “$” means the lawful currency for the time being of the United States of America.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature under any other applicable jurisdiction.

“Vesselco” means each Danish Vesselco and each Singaporean Vesselco.

“Vessel Holdco” means a Danish K/S incorporated in Denmark pursuant to the Corporate Reorganisation and in which the Company shall be, following the Corporate Reorganisation, a 100% limited partner and which is the 100% limited partner in each Danish Vesselco and the 100% shareholder of each Singaporean Vesselco.

“Vessels” means each of the vessels owned by the Charterers that are secured in favour of the Lenders pursuant to the Existing Finance Documents.

1.2.	Construction

(a)	The headings in this Agreement and the Schedules Are for convenience only and shall not affect its or their construction or interpretation.

(b)	Unless the context otherwise requires:

(i)	words denoting the singular number shall include the plural and vice versa;

(ii)	the masculine gender shall include the feminine gender and vice versa;

(iii)
a “Clause”, “paragraph”, “Schedule” or “recital” shall, subject to any contrary indication, be construed as a reference to a clause, paragraph, Schedule or recital as the case may be, in or to this Agreement;

(iv)	a reference to any enactment or treaty or provision of law shall include a reference to such enactment or provision as re-enacted, amended or extended; and

(v)	a reference to an agreement is a reference to such agreement as amended, varied, supplemented, restated or novated or replaced from time to time.

(c)	References to the Parties include their respective permitted assignees and/or the respective successors in title to substantially the whole of their respective undertakings.

1.3.	Third Party Rights

(a)
Unless expressly provided to the contrary in this Agreement, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of this Agreement, the consent of any person not a Party is not required to rescind or vary this Agreement at any time.

SCHEDULE 10

IMPLEMENTATION PLAN

TABLE OF CONTENTS

Page

1.	INTRODUCTION	133
2.	DEFINITIONS	133
3.	IMPLEMENTATION	133
4.	INFORMATION VIA CO-ORDINATOR	134
5.	INCORPORATION OF VESSEL HOLDCO AND VESSELCOS AND LIST OF HIVE DOWN DOCUMENTS	134
6.	NEW FINANCE DOCUMENTS	135
7.	ORIGINAL TIME-CHARTER OWNERS AND ORIGINAL BAREBOAT OWNERS	136
8.	ASSIGNMENT DEEDS AND RELEASSE AND REASSIGNMENT DEEDS	138
9.	RELEASE OF BOARD	138
10.	CONSENTS AND AUTHORISATIONS	139
11.	INFORMATION FOR SUBSCRIPTION TO THE NEW EQUITY	139
12.	NOTICE OF SIGNING	140
13.	CLOSING NOTICE	141
14.	CHARTERPARTY DESIGNATION OF NOMINATED AFFILIATES	141
15.	[___________]
16.	REDUCTION OF CAPTIAL	143
17.	EQUITY ALLOCATION	144
18.	LENDER DESIGNATION OF NOMINATED AFFILIATES	146
19.	BOARD RELEASE LETTER	147
20.	ALLOCATION OF RETAINED RECEIVABLES, ASSIGNED RECEIVABLES AND RESTRUCTURING FEE	147
21.	RESTRUCTURING EFFECTIVE DATE	148
22.	[___________]
23.	HIVE DOWN	148
24.	RELEASE OF CLAIMS — TIME CHARTER OWNERS AND BAREBOAT OWNERS	149
25.	NEW FINANCE DOCUMENTS, ASSIGNMENT DEEDS AND UNDERTAKING AMENDMENT AND ASSIGNMENT DEEDS	150
26.	CANCELLATION OF EXTENSION OPTIONS	150
27.	SUBSCRIPTION OF EQUITY	150
28.	WAIVER OF EXISTING DEFAULTS	151
29.	CHARTERPARTY AMENDMENTS	152
30.	LISTING OF SHARES	153
31.	AMENDMENTS TO ARTICLES OF ASSOCIATION	154
32.	AMERICAN DEPOSITORY SHARES	154
SCHEDULE 1 RESTRUCTURING TERMS	155
SCHEDULE 2 RELEVANT PERCENTAGES	196

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Part A Lenders’ Relevant Percentages	196
Part B Charterparty Relevant Percentages	201
SCHEDULE 3 RESTRUCTURING FEE ALLOCATION LETTER	205
SCHEDULE 4 AGREED ENTITLEMENT SCHEDULES	210
Part A Allocation of Lender Shares	210
Part B Charterparty Agreed Entitlements	215
SCHEDULE 5 ELECTION NOTICE	219
SCHEDULE 6 RE-ELECTION NOTICE	220
SCHEDULE 7 SUBSCRIPTION LIST	221
SCHEDULE 8 FORM OF NEW EQUITY DESIGNATION NOTICE	224
Part A Lender New Equity Designation Notice	224
Part B Charterparty New Equity Designation Notice	227
SCHEDULE 9 FORM OF DECLINING NOTICE	230
SCHEDULE 10 BOARD RELEASE LETTER	232
SCHEDULE 11 RECEIVABLES SCHEDULE	238

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1.	INTRODUCTION

1.1.	This Implementation Plan sets out the process to implement the Restructuring pursuant to the restructuring agreement to which it is scheduled (the “Restructuring Agreement”).

1.2.
Nothing in this Implementation Plan shall place any independent obligation upon the Agents, nor prejudice any duties of the Agents set out in any of the Existing Finance Documents, nor shall anything herein be construed or determined to constitute any endorsement or approval on the part of the Agents of anything contained herein.

2.	DEFINITIONS

Unless otherwise defined in this Implementation Plan, terms defined in the Restructuring Agreement (including by cross-reference to other documents) shall have the same meaning when used in this Implementation Plan.

3.	IMPLEMENTATION

3.1.	All steps envisaged by this Implementation Plan shall take effect in the order set out below (except where stated otherwise).

3.2.	Each applicable Lender hereby gives all necessary waivers, consents and releases and provide all relevant instructions to the Agents to:

(a)
ensure that none of the Original Obligors are in breach of any of the provisions of the Finance Documents following the Restructuring Effective Date as a consequence of completing the steps in this Implementation Plan; and

(b)
otherwise give effect to the Restructuring by the entry, in its capacity as Facility Representatives under the relevant Existing Finance Documents, into any Restructuring Document once in Agreed Form to which it may be a party and any release of Transaction Security (if required) as contemplated by this Implementation Plan.

3.3.
Upon each document referred to in Part 1 of this Implementation Plan being in Agreed Form or upon execution of any document required by Part 1 of this Implementation Plan such parties thereto shall send such Agreed Form document or an original executed version of such document (as applicable) to the Co-ordinator.

3.4.	Unless the contrary is specified, for the purposes of calculating any time period referred to in this Implementation Plan by reference to a number of Business Days:-

(a)
with respect to a period commencing on the issuance of a notice, the day on which such notice is issued shall be counted as the first Business Day for the purposes of such calculation save that in relation to the issuance of a notice which occurs after 17:00 (Central European Time) the following Business Day shall be the first Business Day for the purposes of such calculation;

(b)	with respect to a period commencing on any other event, including without limitation the Signing Date, the date of such event shall be counted for the purposes of such calculation;

Part 3

EQUITY ALLOCATION MECHANICS

17.	EQUITY ALLOCATION

17.1.	Existing Shareholders Entitlement

In the event that any Lender, Charterparty Owner or Bareboat Owner elects not to subscribe for any part of the New Equity but otherwise to participate in the Financial Restructuring and /or the Charterparty Restructuring as the case may be, such of the New Equity that it would otherwise have been entitled to shall, together with such of the Charterparty Shares that would otherwise have been allocated to a Non Consenting Time-Charter Owner or Non Consenting Bareboat Owner had they participated in the Charterparty Restructuring, up to in aggregate a maximum of 2.5% of the post Share Issuance share capital of the Company (the “Unallocated Shares”), not be reallocated in accordance with this paragraph 17 (Equity Allocation). For the avoidance of doubt, no other Participant shall be entitled to subscribe for such Unallocated Shares so that, to the extent that there are Unallocated Shares available, the total shareholding of the Existing Shareholders in the share capital of the Company following the Restructuring Effective Date and the Share Issuance shall be increased, in aggregate, up to 10%, provided that in the event that the Unallocated Shares are insufficient to increase the Existing Shareholders’ aggregate shareholding to 10%, each Lender’s Entitlement to Lender Shares shall be adjusted to give effect to the Existing Shareholders Entitlement.

17.2.	Initial Charterparty Owner and Bareboat Owner Allocation

(a)	The Charterparty Relevant Percentage for each Charterparty Owner and Bareboat Owner is as set out in Part B of Schedule 2 (Relevant Percentages) and shall be fixed at the Signing Date.

(b)
Each Charterparty Owner and Bareboat Owner shall be allocated the number of shares set out next to their name in Part B of Schedule 4 (Agreed Entitlement Schedules) (the “Charterparty Agreed Entitlements Schedule”), depending on their Bareboat Election, Charterparty Election, Undertaking Time-Charter Election and Undertaking Bareboat Election being their Charterparty Relevant Percentage multiplied by the percentage of equity ascribed to “Option A” “Option B” or “Option C” as set out in the Restructuring Heads of Terms of the total number of shares of the Company outstanding following the Share Issuance

17.3.	Agreed Entitlement Schedules Of Charterparty Owners and Bareboat Owners

(a)	Immediately upon the issuance of the Convening Notice the Company, in consultation with the Co-ordinator, shall:

(i)
complete the Agreed Entitlement Schedules For the Charterparty Owners and Bareboat Owners (based on their final elections) and the Co-ordinator shall upload the same to the Project Phoenix Debt Domain Site setting out the allocation of the Charterparty Shares; and

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(ii)
calculate the amount of the Retained Receivables for each Electing Bareboat Owner and Electing Charterparty Owner, being the value of the Agreed Debts that is required to be retained by an Electing Charterparty Owner (or its Nominated Affiliate) and/or Electing Bareboat Owner (or its Nominated Affiliate) to subscribe for the number of Charterparty Shares to which they are entitled and elect to subscribe for. The remaining amount of the Agreed Debts shall be Assigned Receivables.

17.4.	Initial Lender Allocation

(a)
The New Equity to be initially allocated to the Lenders in aggregate shall be the number of shares representing between 71% and 76% (subject to adjustment in light of Clause 17.2 (Initial Charterparty Owner and Bareboat Owner Allocation) of the total registered share capital of the Company (depending on the Bareboat Elections, Charterparty Elections, Undertaking Bareboat Elections and Undertaking Time-Charter Elections) following the Share Issuance plus any shares which would otherwise be allocated to a Non-Consenting Charterparty Owner, Non-Consenting Bareboat Owner, or any Bareboat Owner or Charterparty Owner that elects not to receive Charterparty Shares (excluding the Unallocated Shares).

(b)	Following the Expiry Date (as defined in Clause 24 of the Restructuring Agreement (Super Senior Facility), the Company shall consult with the Co-ordinator to agree the allocation of the Lender Shares.

(c)
Immediately upon receipt of all Early Termination Notices, the Company shall, in consultation with the Co-ordinator (taking into account of any Declining Notices or New Equity Designation Notices delivered by any Lenders prior to that date):

(i)
revise the Schedule which sets out each Lender Relevant Percentage, in the form attached at Part A of Schedule 2 (Relevant Percentages), and shall request that the Co-ordinator upload the same to the Project Phoenix Debt Domain Site; and

(ii)
calculate the allocation of the Lender Shares and the Restructuring Fee between the relevant Lender Classes and the Company shall complete Part A of Schedule 4 (Agreed Entitlement Schedules) in respect of the Lenders and the Co-ordinator shall upload the same to the Project Phoenix Debt Domain Site (the “Initial Agreed Entitlement Schedules”)

(d)
Any Lender (a “Declining Lender”) may issue a Declining Notice after the Initial Agreed Entitlement Schedules Being posted to the Project Phoenix Debt Domain Site in accordance with paragraph (b) above, specifying the number of shares that such Lender shall not subscribe for (“Declined Shares”) which, if part only, shall be deducted pro rata from that Declining Lenders’ allocation in relation to each Lender Class. Immediately following delivery of any Declining Notice, the Company in consultation with the Co-ordinator shall allocate (following consultation with the Co-ordinator), subject to

3

paragraph 17.1, the Declined Shares amongst the other Lenders within the same Lender Class pro rata based on each Lender Relevant Percentage in that Lender Class until the Lender Shares are fully allocated in cooperation with the Lenders who shall agree such allocations by signing and returning to the Co-ordinator the Initial Agreed Entitlement Schedules. In the event that a Declining Notice is issued any right or entitlement of any Declining Lender to the proportion of the Restructuring Fee shall be automatically assigned to the other Lenders within each Lender Class to which the Declined Shares are allocated within this paragraph (d).

(e)
Once the allocation of Lender Shares has been agreed by all Lenders, the Company in consultation with the Co-ordinator shall prepare revised and final Agreed Entitlement Schedules (the “Lenders Final Agreed Entitlement Schedules”) in substantially the same form as that attached in Part B of Schedule 4 (Agreed Entitlement Schedules) to each Lender.

(f)
The Lenders Final Agreed Entitlement Schedules shall be deemed to constitute a schedule under this Implementation Plan and replace Part B of Schedule 4 (Agreed Entitlement Schedules) as applicable. Each of the Participants which elects to receive its entitlement to the New Equity (or their Nominated Affiliates) shall enter into the Subscription List on the Anticipated Restructuring Effective Date.

(g)
All allocations of New Equity shall be calculated by the Company in consultation with the Co-ordinator on the principles set out in this paragraph 17 (Equity Allocation) and shall be in all cases be agreed by each Lender in its sole discretion, the Charterparty Owners and Bareboat Owners who are subscribing for New Equity (or their Nominated Affiliates). In the event that agreement of the Lenders Final Agreed Entitlement Schedules Is not achieved within the timescales set out in this paragraph 17 the process set out in this paragraph 17 shall be repeated and the Lenders shall cooperate to agree the Lenders Final Agreed Entitlements Schedules As soon as practicable.

(h)
In the event that any Participant fails to: (i) notify its objection to; or (ii) confirm its agreement to, its allocation of the New Equity, such failure shall be deemed to be acceptance of such allocation. For the avoidance of doubt no Lender shall be obliged to subscribe to New Equity notwithstanding the fact that it has not issued a Declining Notice.

18.	LENDER DESIGNATION OF NOMINATED AFFILIATES

18.1.
At any time up until the Final Agreed Entitlements Schedule being uploaded to the Project Phoenix Debt Domain Site and prior to 17:00 (Central European Time) on that date, any Lender may elect a Nominated Affiliate to subscribe for all or part of the Lender Shares to which such Lender is entitled in its own name. In order to elect a Nominated Affiliate, the relevant Lender and the Nominated Affiliate shall enter into a New Equity Designation Notice.

18.2.
Pursuant to the New Equity Designation Notice the relevant Nominated Affiliate shall adopt all of the relevant obligations, specific to the Lender Shares, of the relevant Lender with respect to the subscription for Lender Shares and the relevant Lender

4

shall direct the Company that the proportion of the Restructuring Fee that would otherwise be allocated to the Lender shall instead be allocated to the Nominated Affiliate.

19.	BOARD RELEASE LETTER

19.1.
Each Nominated Affiliate shall enter into a Board Release Letter on the date on which it enters into a relevant New Equity Designation Notice, and the Co-ordinator shall provide a copy of the Board Release Letter to the current Board upon its execution.

20.	ALLOCATION OF RETAINED RECEIVABLES, ASSIGNED RECEIVABLES AND RESTRUCTURING FEE

20.1.	Retained Receivables and Assigned Receivables

(a)	Immediately upon the Final Agreed Entitlements Schedule being agreed by all relevant Participants, the Company shall, in consultation with the Co-ordinator:

(i)
prepare a table specifying the amount of the Retained Receivables to be retained by each Charterparty Owner and Bareboat Owner and the Assigned Receivables to be assigned by each Charterparty Owner or Bareboat Owner pursuant to the relevant Assignment Deed and shall complete and send to the Co-ordinator the form attached at Schedule 11 (Receivables Schedule) (“Receivables Schedule”);

(ii)
shall prepare a table specifying the amount of the Assigned Receivables that each Lender (or their Nominated Affiliate) will receive under each Assignment Deed (in the form attached at Schedule 1 to the Assignment Deed) and deliver the same to the Co-ordinator;

(iii)
calculate the entitlement of each Lender (or their Nominated Affiliates) to the Restructuring Fee based on each Lenders’ Relevant Percentage of the Restructuring Fee with respect to the allocation of the Restructuring Fee to each Lender Class and shall execute the Restructuring Fee Allocation Letter containing such allocation and shall deliver the same to the Co-ordinator who shall forthwith upload the signed Restructuring Fee Allocation Letter on to the Project Phoenix Debt Domain Site; and

(iv)
Complete the schedules to the Restructuring Fee Allocation Letter and the Subscription List with regard to the entitlement of the relevant Participants (or their Nominated Affiliates) to the New Equity and the Restructuring Fee (as applicable), each of which shall be provided to the Co-ordinator who shall forthwith uploaded the same to the Project Phoenix Debt Domain Site.

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Part 4

RESTRUCTURING EFFECTIVE DATE

21.	RESTRUCTURING EFFECTIVE DATE

21.1.
Each of the Restructuring Documents signed and dated at the Signing Meeting and any further Restructuring Documents signed on the Anticipated Restructuring Effective Date or the Restructuring Effective Date shall have effect on the Restructuring Effective Date in the order specified below.

21.2.
Immediately upon receipt by the Co-ordinator of: (i) confirmations from the Administrative Agent acting on the instructions of the Lenders that all conditions precedent to any Restructuring Document (if any) to which the Lenders are a party have been satisfied and/or waived, and (ii) confirmation from the Super Senior Agent acting on the instructions of the relevant Lenders that all conditions precedent to the drawdown of the Super Senior Facility have been satisfied in full, the Co-ordinator shall give written notice to each of the other Parties of such receipt and such notice shall include confirmation that the Restructuring Effective Date has occurred (the “Completion Declaration”).

21.3.
Upon the occurrence of the Restructuring Effective Date, the actions as set out in this Part 4 of this Implementation Plan shall be taken, completed and/or be deemed to have automatically occurred in the order as set out in this Part 4 of this Implementation Plan (unless stated otherwise).

[______________________]

23.	HIVE DOWN

23.1.	The Hive Down Documents shall become effective and the Corporate Reorganisation shall be implemented (the “Hive Down”). The Hive Down shall include (without limitation):-

(a)
the novation pursuant to the Novation Agreement of all Exposures (including, without limitation, Hedging Exposures) under the relevant Existing Facilities under which Torm Singapore is a borrower or a joint borrower so that the rights and obligations vis-à-vis Torm Singapore and the Lenders under such Existing Facilities shall be novated to the Company, save that in the event that the Lenders under the Sinosure Facility and the Commercial Facility elect not to participate in the Hive Down, there shall be no novation of the Sinosure Facility and/or the Commercial Facility;

6

(b)
the transfer of the Vessels (which shall only include those Vessels which are part of the Collateral Pool of the Sinosure Facility and/or the Commercial Facility if the Lenders under the Sinosure Facility and/or the Commercial Facility have agreed to participate in the Hive Down) (“Transferred Vessels”) to each Vesselco; and

(c)	the entry into bareboat charter arrangements between each Vesselco and the Company,

together with such other arrangements as may be required or advisable in order to continue the technical and commercial operation of the Transferred Vessels uninterrupted which shall in all material respects be consistent with the Structure Papers. Such agreements shall be reasonably acceptable to the Co-ordinator and to the relevant Lenders under the Existing Facility Agreements, with all obligations thereunder fully subordinated to the Existing Finance Documents, the New Transaction Security Documents and the debt under the Super Senior Facility and related documents.

23.2.
In consideration for the transfers referred to above the Company, each Vesselco, Vessel Holdco, each Torm GP and Torm GP ApS shall grant New Transaction Security as required by the Super Senior Facility Agreement and the Framework Agreement and each Vesselco shall enter into a guarantee in relation to the Existing Facility relevant to that Vesselco.

23.3.
In the event that it is necessary to release any of the Existing Transaction Security the Lenders and the Company shall cooperate with regard to such release, the Hive Down and the completion and registration of transfers of the Transferred Vessels and of the New Transaction Security Documents to ensure that the registration of the New Transaction Security occurs immediately (or as soon as possible) following the Hive Down.

23.4.
It is acknowledged that all steps required to implement the Hive Down may not be completed in one day but will be continued on the following Business Day and the Restructuring Effective Date shall not occur until all such steps are completed.

23.5.
For the avoidance of doubt, the Vessels which form part of the Collateral Pool relating to the Sinosure Facility and the Commercial Facility shall only be subject to the Hive Down if the Lenders under the Sinosure Facility and/or the Commercial Facility agree to participate in the Hive Down, otherwise their Collateral Pool shall remain with the Company and Torm Singapore (as applicable) and any Existing Transactions Security relating to such Vessels shall remain in place with full force and effect.

24.	RELEASE OF CLAIMS — TIME CHARTER OWNERS AND BAREBOAT OWNERS

24.1.
In consideration for the agreement to pay the Agreed Debts, each Original Time-Charter Owner and each Original Bareboat Owner agrees that upon the Restructuring Effective Date it shall irrevocably and unconditionally waive and release all and any claims, right or entitlements to the Above Market Claims (howsoever calculated) including any entitlements to any Roll Up Amounts under each Charter Agreement and/or Bareboat Agreement whether such claim is prospective or contingent, it may have against any Charterer under its Original Charter Agreement

7

and/or Original Bareboat Agreement, such claims being released and extinguished on the Restructuring Effective Date.

24.2.
Each Undertaking Party shall enter into a corresponding release of all claims relating to their Above Market Claims and Roll Up Amounts in the relevant Irrevocable Undertaking signed by each Undertaking Party, which shall take effect on the Restructuring Effective Date.

25.	NEW FINANCE DOCUMENTS, ASSIGNMENT DEEDS AND UNDERTAKING AMENDMENT AND ASSIGNMENT DEEDS

Immediately following the Hedging Capitalisation:

(a)	the Framework Agreement shall become effective pursuant to which the Existing Facility Agreements shall be amended (including but not limited to the retranching of the Exposures);

(b)	The New Transaction Security Documents shall become effective and binding on all parties thereto immediately following the Hive Down;

(c)	The Intercreditor Agreement shall become effective and binding on all parties thereto;

(d)	the Super Senior Facility shall be made available in accordance with the terms of the Super Senior Facility Agreement and be subject to all conditions precedent thereto; and

(e)	the assignments of the Assigned Receivables in each Assignment Deed, Irrevocable Undertaking and Undertaking Amendment and Assignment Deed shall be effective.

26.	CANCELLATION OF EXTENSION OPTIONS

Each of the Original Bareboat Owners and Charterers agrees that upon the occurrence of the Restructuring Effective Date and upon the entry into the relevant Bareboat Amendments any Extension Option relating to any Bareboat Agreements shall terminate and expire.

27.	SUBSCRIPTION OF EQUITY

27.1.	Entry into Subscription List

(a)
Upon the Restructuring Effective Date each of the relevant Lenders (or their Nominated Affiliates) who are subscribing for Lender Shares (together the “Subscribing Lenders”), the Electing Charterparty Owners, the Electing Bareboat Owners (or their respective Nominated Affiliates) and the Company shall execute and complete the Subscription List.

(b)	Each of the Restructuring Fee, Retained Receivables and Assigned Receivables shall become immediately due and payable in accordance with the

8

Restructuring Fee Allocation Letter and the Restructuring Agreement (as applicable) and each shall be satisfied in accordance with paragraph (d) and (e) below.

(c)	On the Restructuring Effective Date, the Company shall, in accordance with Danish law:

(i)	procure and ensure that the capital increase regarding the Share Issuance is duly registered with the Danish Business Agency;

(ii)
procure and ensure that the Lender Shares are issued to the Subscribing Lenders and that ownership to the Lender Shares is duly entered into the Company’s shareholders’ register free from all encumbrances (the “Lender Share Issuance”); and

(iii)
procure and ensure that the Charterparty Shares are issued to each Electing Charterparty Owner and Electing Bareboat Owner (as applicable) (or their Nominated Affiliates) and that ownership of the Charterparty Shares is duly entered into the Company’s shareholders’ register free from all encumbrances (the “Charterparty Share Issuance”).

(d)
In consideration for the Lender Share Issuance, each Subscribing Lender and the Company agrees that the price for the Lender Shares shall be satisfied in full by converting the proportion of the Assigned Receivables and the Restructuring Fee to which the Subscribing Lender (or their Nominated Affiliate) (as applicable) would otherwise be entitled into the Lender Shares. Such Restructuring Fee and Assigned Receivables and all rights title and interest, whether legal or equitable) of any Subscribing Lender) shall be deemed to be satisfied in full, immediately upon the Lender Share Issuance.

(e)
In consideration for the Charterparty Share Issuance each Electing Charterparty Owner and the Electing Bareboat Owner or their Nominated Affiliates and the Company agrees that the price for the Charterparty Shares shall be satisfied in full by converting the proportion of the Retained Receivables, to which the Electing Charterparty Owner or Electing Bareboat Owner (or their Nominated Affiliate) (as applicable) would otherwise be entitled into the Charterparty Shares. Such Retained Receivables and all rights title and interest, whether legal or equitable) of any Electing Charterparty Owner or Electing Bareboat Owner) together with any amount of the Retained Receivables or the Assigned Receivables shall be deemed to be satisfied in full immediately upon the Charterparty Share Issuance and the Lenders’ Share Issuance.

28.	WAIVER OF EXISTING DEFAULTS

28.1.
Simultaneously with the entry into the Subscription List, each Finance Party agrees that it shall hereby irrevocably, simultaneously with the Share Issuance, waive all and any defaults, potential events of default or events of defaults (howsoever described) that are outstanding or have arisen on or prior to the Restructuring Effective Date.

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29.	CHARTERPARTY AMENDMENTS

Following the effectiveness of the New Finance Documents in accordance with paragraph 25 (New Finance Documents and Assignment Deeds) and simultaneously with the Share Issuance all Charterparty Amendments shall become effective and binding upon the parties thereto.

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Part 5

POST RESTRUCTURING EFFECTIVE DATE

30.	LISTING OF SHARES

30.1
The Company undertakes to procure and ensure that the Lender Shares and the Charterparty Shares are listed and admitted to trading on the Exchange (“Admission” and “Listing”) on or before the date falling three (3) months from the Restructuring Effective Date (the “Listing Date”). Each of the Restructuring Shareholders shall use reasonable endeavours to take such steps in their capacity as Restructuring Shareholders as may be reasonably required and practicable to support, if required, the efforts to procure such Listing.

30.2
In connection with the Listing, the Company will use its best efforts to obtain all necessary consents and authorisations and to furnish from time to time any and all documents, instruments, information and undertakings and publish all advertisements or other material, pay all fees, costs and expenses and take all other actions that may be necessary (including publishing a prospectus for the purposes of applicable law and regulation and making all necessary filings) in order to effect such Listing on or before the Listing Date.

30.3
Save for any necessary step which the Company shall take in accordance with paragraph 32 (American Depository Shares) below and Clause 3(b) of Schedule 8 (General Undertakings) of the Restructuring Agreement or in relation to the Specified Receivable, from the Signing Date until the Listing Date the Company irrevocably agrees with the Restructuring Shareholders that it shall not:

(a)
issue any shares or other securities (or enter into arrangements that could result in the issue of such shares or securities) or increase, reduce or alter whatsoever its share capital or grant any option to subscribe for or acquire any of its shares or issue any securities convertible into shares without the written consent of each Restructuring Shareholder;

(b)	propose or enter into any resolution to redeem or purchase its own shares under applicable law;

(c)
enter or agree to enter into any transaction which would comprise a substantial transaction, related party transaction, reverse take-over and/or a disposal resulting in a fundamental change of business for the purposes of the Exchange rules; and / or

(d)	enter or agree to enter into any transaction or undertake or agree to undertake any action that would reasonably delay and/or prevent Admission taking place prior to the Listing Date.

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31.	AMENDMENTS TO ARTICLES OF ASSOCIATION

31.1	The Company shall procure that an extraordinary general meeting of the Company is convened by no later than the date falling 30 days after the Restructuring Effective Date for the purposes of:

(a)	amending the articles of association of the Company to include that unless adopted by at least 90% of the votes and share capital represented at the general meeting:

(i)
all shareholders of the Company shall have pre-emptive (subscription) rights on a pro rata basis based on their shareholding with respect to any new share issuances, irrespective of share class or other special rights attached to such new share, by the Company after the Restructuring Effective Date;

(ii)	no debt may be converted into equity of the Company; and

(iii)	the foregoing provisions may not be amended without the approval of at least 90% of the votes and share capital represented at the general meeting;

(b)	passing a resolution to appoint new directors to the Board; and

(c)
amending the articles of association of the Company to include a provision to effect that the ordinary election term for the Board shall be two years with the first ordinary re-election to occur at the ordinary general meeting in 2014.

31.2
The Parties agree that after they become and to the extent they remain Restructuring Shareholders they shall vote in favour of the resolutions proposed by the Company as set out in paragraph 31.1 above and any Nominated Affiliate of a Party shall also be required to vote in favour of such resolutions pursuant to the relevant New Equity Designation Notice.

31.3
The Parties agree, and shall procure that their Nominated Affiliates shall agree upon entry into a New Equity Designation Notice, that from the date on which they become, and to the extent they remain Restructuring Shareholders, until the conclusion of the ordinary general meeting of the Company in 2014, the Board shall be elected as an independent board and agree and covenant to use their influence as independent shareholders to achieve such independent board composition.

32.	AMERICAN DEPOSITORY SHARES

The Company shall notify the Participants within 5 Business Days of the Restructuring Effective Date of its intentions with regard to the maintenance of the listing of the Company’s American depository shares on the NASDAQ in New York and shall provide a detailed explanation of all regulatory, legal or other requirements necessary to maintain such listing.

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SCHEDULE 7

SUBSCRIPTION LIST

TORM A/S, COMPANY REGISTRATION NO. (CVR) 22460218 –

SUBSCRIPTION LIST

1.           BACKGROUND

TORM A/S (the “Company”) entered into a restructuring agreement dated on or around ___________ 2012 between, amongst others, the Company, TORM Singapore Pte. Ltd. (“TORM Singapore”), all lenders of the Company and its affiliates (the “Lenders”), Danske Bank A/S as Co-ordinator (the “Co-ordinator”), Nordea Bank Danmark A/S as proposed Security Agent and the companies and institutions named therein (the “Restructuring Agreement”).

The owners of certain vessels chartered to the Company or TORM Singapore (the “Charterparty Owners or Bareboat Owners”) have either entered into the Restructuring Agreement or individual deeds of undertaking (the “Deeds of Undertaking”) with inter alia the Company and/or TORM Singapore and the Co-ordinator.

The Lenders and the Charterparty Owners or Bareboat Owners, respectively, have pursuant to the Restructuring Agreement or Deeds of Undertakings as applicable agreed to subscribe for shares in the Company.

This subscription list and the subscription of shares are governed by Danish law.

2.           SUBSCRIPTION OF SHARES

On [ ] 2012, the Board of Directors of the Company resolved to increase the share capital of the Company pursuant to article [ ] of the articles of association of the Company by DKK [ ], to issue such shares pursuant to a conversion of debt (being, certain agreed debts (the “Agreed Debts”) consisting of part of the Agreed Debts originally held and retained by the Charterparty Owners or Bareboat Owners (the “Retained Debts”) and part of the Agreed Debts that have been assigned to the Lenders (the “Assigned Debts”) and consisting of the Assigned Receivables and the Retained Receivables and a restructuring fee payable (the “Restructuring Fee”) pursuant to the Restructuring Agreement or Irrevocable Undertaking (as applicable) and set out in Appendix 1 (the “New Equity Allocation List”)) and to amend articles 2.1 and [ ] [relevant authorisation to the Board of Directors to be amended] of the articles of association of the Company accordingly.

As agreed between the Company, the Lenders and the Charterparty Owners and the Bareboat Owners, respectively, pursuant to the Restructuring Agreement or Deed of Undertaking, as applicable, the Board of Directors has allocated the new shares as set out in the New Equity Allocation List.

In addition to the above, subscription of new shares are made on the following terms: [To be conformed to the minutes of the meeting held by the Board of Directors]

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1.	that the amount by which the share capital may be increased shall be minimum DKK [ ] and maximum DKK [ ];

2.
that the new shares issued in connection with the capital increase will be subscribed for at a subscription price (in Danish: kurs) of [ ] (equivalent to a price of DKK [ ] per share of DKK nominal value 0.01);

3.
that the new shares will confer on the holders the right to receive dividends and other rights in the Company from the Restructuring Effective Date (as defined in the Restructuring Agreement and the Deeds of Undertaking, respectively);

4.	that the new shares must be subscribed for within [7] days;

5.
that the new shares are to be paid by conversion of debt being, the Agreed Debts and the Restructuring Fee (as applicable), payable pursuant to the Restructuring Agreement, Deeds or Undertaking and/or an Assignment Deed (as defined in the Restructuring Agreement);

6.	that the new shares will not be issued in a new share class.

The following documents are provided to the subscribers of new shares:

1.	The articles of association of the Company

2.	The annual report of the Company for 2011 approved on 23 April 2012

3.	Statement from the Board of Directors pursuant to Section 156(2) of the Danish Companies Act

4.	Statement from the Company’s auditor pursuant to Section 156(2) of the Danish Companies Act

5.	Statement from the Board of Directors pursuant to Section 161(2) of the Danish Companies Act

Hellerup, [ ] 2012

Board of Directors

Niels Erik Nielsen (chairman)	Christian Frigast (deputy chairman)
Jesper Jarlbæk	Kari Millum Gardarnar
Rasmus Johannes Hoffmann

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APPENDIX 1: NEW EQUITY ALLOCATION LIST

Name:	Nominal value of shares subscribed:	Restructuring Fee converted (Subscribing Lenders Only)	Retained Receivables / Assigned Receivables converted	Number of shares subscribed for
[●]	DKK [●]	DKK [●]
[●]	DKK [●]	DKK [●]
[●]	DKK [●]	DKK [●]

[To be conformed with the Agreed Entitlement Schedules]

SIGNATURE PAGE FOR [LENDERS/ORIGINAL TIME-CHARTERPARTY OWNERS AND ORIGINAL BAREBOAT OWNERS]

In accordance with the terms of subscription set out in this subscription list, we hereby subscribe for the nominal share capital identified in the line against our name in the New Equity Allocation List against conversion of the [Restructuring Fee and the] [Assigned Receivables/Retained Receivables]‡‡‡‡ identified in the line against our name in the New Equity Allocation List.

The representation given by us in [Clause 21(i) (Representations of the Lenders and Hedging Banks) / Clause 22(h) (Representations of Charterparty Owners and Bareboat Owners)] of the Restructuring Agreement shall be deemed to be given under this Subscription List.

Name:	Name:
Title:	Title:

[SIGNATURE PAGE FOR [UNDERTAKING PARTIES]

In accordance with the terms of subscription set out in this subscription list, we hereby subscribe for the nominal share capital identified in the line against our name in the New Equity Allocation List against conversion of the Agreed Debts identified in the line against our name in the New Equity Allocation List.

We hereby confirm that we do not directly or indirectly hold any shares in the Company as of the date hereof.

Name:	Name:
Title:	Title:

‡‡‡‡ Delete as appropriate

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SCHEDULE 3

RESTRUCTURING FEE ALLOCATION LETTER

[On Letterhead of Company]

STRICTLY PRIVATE AND CONFIDENTIAL

To:           The Lenders listed in Part 1 of Appendix 1 (the “Lenders”) The Nominated Affiliates of any of the parties listed in Parts 1-3 above and as set out in Part 2 Appendix 1 (the “Nominated Affiliates”) (together the “Recipients”)

Copy to:	Danske Bank A/S as Co-ordinator

From:	Torm A/S (the “Company”)

Date:	[•] 2012

Restructuring agreement to be entered into on or around ___________ 2012 between, among others, the Company, Torm Singapore Pte. Ltd., Danske Bank A/S as Co-ordinator and Nordea Bank Danmark A/S as proposed Security Agent and the companies and financial institutions named therein (the “Restructuring Agreement”)

1.	We refer to the Restructuring Agreement. Terms used but not defined in this letter have the meaning given to them in the Restructuring Agreement.

2.	This letter is the Restructuring Fee Allocation Letter referred to in the Restructuring Agreement.

3.
This letter is executed as a deed poll by the Company for the benefit of each of the Recipients and the rights of the Recipients under this Restructuring Fee Allocation Letter shall be capable of being severally enforced by any of the Recipients.

4.
Pursuant to Clause 26 (Restructuring Fee) of the Restructuring Agreement, the Company is obliged to pay the Restructuring Fee to the Recipients on the Restructuring Effective Date. This Restructuring Fee Allocation Letter sets out the allocation of the Restructuring Fee between the Recipients in accordance with the allocation principles set out in the Restructuring Agreement and Implementation Plan.

5.
Following the declaration by the Co-ordinator on the Anticipated Restructuring Effective Date, each Recipient has indicated an intention to either subscribe for its contractual entitlement to the New Equity in the Company in accordance with the Restructuring, or to designate a Nominated Affiliate to hold such New Equity on its behalf.

6.
In consideration for each of the Recipients’ participation in the Restructuring (including but not limited to the steps described in the Implementation Plan (as applicable) and the entry into each Restructuring Document to which such Recipient is a party), the Company shall individually and severally allocate the Restructuring Fees in accordance with the allocation set out in Appendix 2 (Restructuring Fee Allocation) of this letter (the “Allocated Fees”), which shall be an aggregate amount

16

for each relevant Lender Class to which each Lender is entitled. Each Recipient shall become immediately and independently entitled to its respective amount of the Allocated Fees on the entry into this letter and the Company shall be irrevocably and contractually obliged to pay and discharge the Allocated Fees on the Restructuring Effective Date in accordance with this Restructuring Fee Allocation Letter.

7.	For the avoidance of doubt:

(a)
the Allocated Fees shall only be due and payable by the Company upon the Restructuring Effective Date immediately prior to the Share Issuance and the Company’s undertaking to pay the Restructuring Fees set out in this Letter shall automatically terminate and expire on the earlier of the Termination Date, and/or the Long Stop Date; and

(b)
in accordance with the Restructuring Agreement, each Recipient has irrevocably agreed that it shall convert the Allocated Fees in full upon its entry into the Subscription List into part of the New Equity to which each Lender is entitled, in accordance with the Restructuring Agreement and Implementation Plan.

8.
This Restructuring Fee Allocation Letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England and the parties hereto submit to the non-exclusive jurisdiction of the English courts to settle any dispute arising out of or in connection with this Restructuring Fee Allocation Letter or any non-contractual obligation arising out of or in connection with this Restructuring Fee Allocation Letter.

This Restructuring Fee Allocation Letter has been executed as a deed poll to indicate the Company’s irrevocable obligation to pay the Restructuring Fees on the Restructuring Effective Date and has been delivered to the Recipients on the date which first appears at the beginning of this Restructuring Fee Allocation Letter.

Yours faithfully

Executed as a deed by	)
TORM A/S	)	authorised signatory
acting by persons authorised to	)
execute this letter in	)
accordance with the laws of Denmark.	)
	)	authorised signatory

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SCHEDULE 13

FORM OF ASSIGNMENT DEED

THIS ASSIGNMENT DEED is made by Deed on [●] 2012

BETWEEN:

(1)	[●] (the “Assignor”);

(2)	TORM A/S, a Danish company with company registration number CVR 22460218 and registered address at Tuborg Havnevej 18, DK 2900 Hellerup, Denmark (the “Company”);

(3)
[TORM SINGAPORE PTE. LTD., a limited liability company duly incorporated under the laws of Singapore, whose registered office is at 6 Battery Road #27-02, Singapore 049909 and having UEN No. 200401555Z (“Torm Singapore”, and together with the Company (the “Charterers”));] and

(4)	DANSKE BANK A/S as co-ordinator of the Parties as appointed pursuant to this Deed (the “Co-ordinator”).

WHEREAS:

(A)
The Assignor has previously entered into the Contract with [the Company][Torm Singapore] and is an Instructing Charterparty under the Restructuring Agreement dated [●] 2012 (the “Restructuring Agreement”).

(B)
The Assignor has entered into the Restructuring Agreement pursuant to which it has agreed to participate in the Charterparty Restructuring and to enter into its Charterparty Amendments and to waive and extinguish its Above Market Claim in respect of its Contract in consideration for which the Company shall pay the Contract Agreed Debt on the Restructuring Effective Date immediately prior to the Share Issuance.

(C)
Pursuant to paragraph 8 (Assignment Deed and Release and Reassignment Deeds) of the Implementation Plan, the Assignor now shall enter into this Deed, for the benefit of the Co-ordinator and the Assignees, to assign the Contract Assigned Receivable to the Assignees.

NOW THIS DEED WITNESSETH THAT:

1.	INTERPRETATION

1.1
Unless defined in this Deed, a term which is defined (or expressed to be subject to a particular construction) in the Restructuring Agreement shall have the same meaning (or be subject to the same construction) in this Deed.

1.2	In this Deed:

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“Assignees” means each Lender (or its Nominated Affiliate) who has elected to subscribe for Lender Shares and who is identified as an Assignee in the Receivables Schedule.

“Contract” means [•].

“Contract Agreed Debt” means the amount of [US$•], which amount shall be converted into Danish Kroner at the rate of DKK 5.86878569 for every [US$1] representing the net present value of the Above Market Claims agreed to be payable pursuant to the Restructuring Agreement by the Company to the Assignor in respect of the Contract.

“Contract Assigned Receivable” means that amount of the Contract Agreed Debt to be assigned to each Assignee in the amount specified in the column entitled “Contract Assigned Receivable” in Schedule 1 (Assigned Receivables) of this Deed.

“Contract Retained Receivable” means the amount of the Contract Agreed Debt that shall be retained by the Assignor or (if applicable) its Nominated Affiliate, which shall be converted by the Assignor or its Nominated Affiliate into Charterparty Shares, pursuant to the Subscription List to be notified by the Co-ordinator to the Assignor on or prior to the Restructuring Effective Date in accordance with the terms of the Implementation Plan.

“Receivable Schedule” means the table in the form attached at Schedule 1 (Assigned Receivables) of this Deed, to be completed by the Co-ordinator and delivered to the Assignor and thereby form part of this deed of Assignment on or prior to the Restructuring Effective Date.

2.	BENEFICIARIES

2.1	The Assignor’s obligations pursuant to this Deed are to be for the benefit of and may be enjoyed and enforced by each or any of the Co-ordinator and the Assignees.

2.2	A person who is not a party to this Deed (other than the Assignees) shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

3.	ASSIGNMENT OF ASSIGNED RECEIVABLES BY ASSIGNOR

3.1
The Assignor agrees that it shall (subject to Clause 6 (Effectiveness of the Assignment) below) automatically, unconditionally and irrevocably, on the Restructuring Effective Date and only following the notification of the Receivable Schedule By the Co-ordinator to the Assignor (which the parties agree shall be satisfied by the posting of the relevant Receivable Schedule on the Project Phoenix Debt Domain Site):

(a)
assign and transfer to each Assignee, the benefit of all of the Assignor’s rights, titles, benefits and interests to the Contract Assigned Receivable set out opposite each Assignee’s name in the Receivable Schedule; and

(b)	release all rights, titles, benefits and interests that it has to the Contract Assigned Receivable upon the issuance by the Company of New Equity to the Assignees pursuant to the Subscription List.

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4.	CONVERSION OF THE CONTRACT RETAINED RECEIVABLE

4.1
The Assignor agrees that it shall, on the Restructuring Effective Date, automatically convert all rights, titles, benefits and interests that it has to, in and under its Contract Retained Receivable into Charterparty Shares in accordance with the Restructuring Agreement and the Implementation Plan, upon entry by the Assignor into the Subscription List.

5.	REPRESENTATIONS AND WARRANTIES

5.1	The Assignor makes the following representations and warranties, for the benefit of the Co-ordinator and each Assignee, on the date of this Deed:

(a)
it is a company duly incorporated under the laws of [•] with power to enter into this Deed and to exercise its rights and perform its obligations under this Deed and all corporate and other action required to authorise its execution of this Deed and its performance of its obligations under this Deed has been duly taken;

(b)	the obligations expressed to be assumed by it in this Deed are legal and valid obligations binding on it in accordance with the terms of this Deed; and

(c)
[the terms of the Contract do not restrict or otherwise limit its right to transfer, charge or assign any of the Contract Assigned Receivable, it is the legal and beneficial owner of the Contract Agreed Debt and no person other than the Assignor has any legal or beneficial interest (or any right to claim any such interest) in the Contract Agreed Debt or any part thereof and the Assignor has not received notice of any such claim;] [to the extent it has, prior to the date of this Deed, granted the benefit of any Security (including, without limitation, as an assignment) in favour of any third party in respect of all or any part of its Contract Agreed Debt, it has entered into a Release and Reassignment Deed (in a form satisfactory to the Finance Parties, acting reasonably) from such third party, releasing all of its Contract Agreed Debt from such Security and reassigning (as applicable) the same back to the relevant Assignor; and it has delivered a copy of each such Release and Reassignment Deed to the Company and the Co-ordinator, in accordance with the terms of the Implementation Plan]§§§§

6.	EFFECTIVENESS OF THE ASSIGNMENT

6.1
The assignment contemplated herein shall become effective on the Restructuring Effective Date, in accordance with the terms of the Restructuring Agreement and the Implementation Plan, provided that the agreement to effect such assignment shall cease to be effective, and this Deed shall immediately terminate, if:

(a)	prior to the Restructuring Effective Date, the Assignor exercises its individual right of termination as set out in Clause 27.2 (Original Time-Charter Owner

_______________________________
§§§§§To be confirmed once the Assignor confirms whether it has granted any Security over its Agreed Debts.

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and Original Bareboat Owner Individual Termination) of the Restructuring Agreement, prior to the Restructuring Effective Date; or

(b)	the Restructuring Effective Date does not occur prior to the Long Stop Date.

7.	ACKNOWLEDGMENT BY [THE COMPANY] [TORM SINGAPORE]

7.1
By entering into this Deed, [the Company] [Torm Singapore] acknowledges notice of the assignment contemplated herein and accepts that the Assignor has taken all steps required by it to assign, transfer and release the Contract Assigned Receivable to the Assignees, who the Company shall treat as the sole beneficiary of the Contract Assigned Receivable with entitlement to convert such Contract Assigned Receivable into New Equity.

8.	NOTICES

The provisions of Clause 30 (Notices) of the Restructuring Agreement shall apply for the purposes of any notice or other communication to be given under or in connection with this Deed.

9.	SUPREMACY OF RESTRUCTURING AGREEMENT

The Assignor agrees that in the event of any inconsistency between any of the terms of this Deed, the Contract and the Restructuring Agreement, the terms of the Restructuring Agreement shall prevail.

10.	MISCELLANEOUS

10.1
The Assignor agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) all such further documents, at the Assignor’s cost, as may be required by law or as may be necessary or desirable to implement and/or give effect to this Deed, and as the Co-ordinator, on behalf of the Assignees, may, from time to time, reasonably request for the purpose of implementing this Deed.

10.2
Notwithstanding that any one or more provisions of this Deed may prove to be illegal or unenforceable, the remaining provisions hereof shall continue in full force and effect and the Assignor shall negotiate in good faith with the Assignees to agree and implement substitute provisions having similar effect so far as the law permits.

10.3
The failure to exercise or delay in exercising a right or remedy provided in this Deed or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of the right or remedy provided in this Deed or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

10.4	This Deed shall not be varied except in writing signed by the Assignor and each of the Assignees.

11.	EXCLUSION OF LIABILITY

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11.1
The Co-ordinator has entered into and signed this Deed as co-ordinator for the lenders with respect to the Restructuring, and neither they, any of their shareholders, officers, employees, advisers, representatives and agents of any such legal entity or partnership shall incur any personal liability whatsoever. All parties acknowledge that the Co-ordinator is a party to this Deed only for the purpose of receiving the benefit of all limitations, exclusions, undertakings, and covenants and contained in this Deed.

12.	GOVERNING LAW AND JURISDICTION

12.1
This Deed, including any non contractual obligations arising out of or in connection with this Deed, shall be governed by and construed in accordance with English law and is subject to the exclusive jurisdiction of the English Courts. The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to non-contractual obligations arising out of or in connection with this Deed and a dispute regarding the existence, validity or termination of this Deed (a “Dispute”). The Assignor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly the Assignor will not argue to the contrary.

IN WITNESS WHEREOF this Deed has been executed as a Deed and is delivered by the Assignor on the date stated at the beginning of this Deed.

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